Exhibit 10.7

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                            ASSET PURCHASE AGREEMENT


                                     among:


                              LITHIUM CORPORATION,
                              A Nevada corporation,


                                 PATHION, INC.,
                             a Delaware corporation,


                                       and


                              PATHION MINING INC.,
                              a Nevada corporation

                          ----------------------------

                           Dated as of August 15, 2014

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                                Table Of Contents

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1.  Sale of Assets; Related Transactions...................................   1

    1.1      Sale of Assets................................................   1

    1.2      Purchase Price................................................   2

    1.3      Sales Taxes...................................................   4

    1.4      Allocation of the Purchase Price..............................   5

    1.5      Closing.......................................................   5

2.  Representations and Warranties of the Stockholders and the Seller......   5

    2.1      Capitalization................................................   5

    2.2      Due Organization; No Subsidiaries; Etc........................   6

    2.3      Articles of Incorporation and Bylaws; Records.................   6

    2.4      Financial Statements..........................................   7

    2.5      Absence Of Changes............................................   7

    2.6      Title To Assets...............................................   8

    2.7      Bank Accounts.................................................   9

    2.8      Receivables...................................................   9

    2.9      Inventory.....................................................   9

    2.10     Equipment, Etc................................................   9

    2.11     Contracts.....................................................  10

    2.12     Real Property.................................................  11

    2.13     Intellectual Property.........................................  11

    2.14     Agreements; Action............................................  15

    2.15     Major Customers and Suppliers.................................  16

    2.16     Compliance with Other Instruments.............................  16

    2.17     Governmental Consents.........................................  16

    2.18     Tax Matters...................................................  17

    2.19     Employee And Labor Matters....................................  17

    2.20     Employee Benefit Plans and Compensation.......................  18

    2.21     Environmental Matters.........................................  18

    2.22     Insurance.....................................................  18

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                                Table Of Contents
                                   (continued)

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    2.23     Related Party Transactions....................................  18

    2.24     Authority; Binding Nature Of Agreements.......................  18

    2.25     Brokers.......................................................  18

    2.26     Full Disclosure...............................................  19

    2.27     Litigation.  .................................................  19

    2.28     Permits.......................................................  19

    2.29     Manufacturing and Marketing Rights............................  19

3.  Representations and Warranties of the Purchaser........................  19

    3.1      Authority; Binding Nature Of Agreements.......................  19

    3.2      Valid Issuance................................................  20

    3.3      Organization, Standing and Power..............................  20

    3.4      Brokers.......................................................  20

4.  Pre-Closing Covenants of the Stockholders and the Seller...............  20

    4.1      Access And Investigation......................................  20

    4.2      Operation Of Business.........................................  20

    4.3      Filings and Consents..........................................  22

    4.4      Notification; Updates to Disclosure Schedule..................  22

    4.5      No Negotiation................................................  23

    4.6      Best Efforts..................................................  23

    4.7      Confidentiality...............................................  23

    4.8      [FIRPTA Matters...............................................  23

5.  Additional Covenants and agreements....................................  24

    5.1      Expenses......................................................  24

    5.2      Tax Treatment.................................................  24

    5.3      Press Releases................................................  24

    5.4      Projections...................................................  24

    5.5      Restrictions on Transfer......................................  24

    5.6      Change Of Name................................................  25

    5.7      Stockholder Support...........................................  25

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                                Table Of Contents
                                   (continued)

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6.  Conditions to Obligations of Each Party................................  25

7.  Conditions Precedent to the Purchaser's Obligation to Close............  26

    7.1      Representations and Compliance................................  26

    7.2      Consents and Approvals........................................  26

    7.3      Due Diligence.................................................  26

    7.4       Additional Documents.........................................  26

8.  Conditions Precedent  to the Seller's Obligation to Close..............  28

    8.1      Representations and Compliance................................  28

    8.2      Consents and Approvals........................................  28

    8.3      Additional Documents..........................................  28

9.  Termination............................................................  28

    9.1      Termination Events............................................  28

    9.2      Termination Procedures........................................  29

    9.3      Effect Of Termination.........................................  29

    9.4      Nonexclusivity Of Termination Rights..........................  29

10. Indemnification, Etc...................................................  30

    10.1     Survival Of Representations And Covenants.....................  30

    10.2     Indemnification By The Stockholders And The Seller............  30

    10.3     Setoff........................................................  31

    10.4     Nonexclusivity Of Indemnification Remedies....................  32

    10.5     Defense of Third Party Claims.................................  32

    10.6     Exercise Of Remedies By Persons Other Than an Indemnitee......  33

11. General Provisions.....................................................  33

    11.2     Joint And Several Liability...................................  34

    11.3     Notices.......................................................  34

    11.4     Counterparts..................................................  34

    11.5     Governing Law.................................................  34

    11.6     Mandatory Arbitration.........................................  34

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                                Table Of Contents
                                   (continued)

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    11.7     Successors And Assigns; Parties In Interest...................  36

    11.8     Waiver........................................................  36

    11.9     Amendments....................................................  36

    11.10    Severability..................................................  36

    11.11    Entire Agreement..............................................  37


EXHIBIT A    Definitions
EXHIBIT B    Contracts
EXHIBIT C    Escrow Agreement
EXHIBIT D    Assumption Agreement
EXHIBIT E    Excluded Liabilities
EXHIBIT F    Non-competition Agreement
EXHIBIT G    Bill of Sale
EXHIBIT H    Excluded Assets
EXHIBIT I    Restricted Stock Purchase Agreement
EXHIBIT J    Expenditures to be Reimbursed at Closing

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                            ASSET PURCHASE AGREEMENT

     THIS ASSET PURCHASE AGREEMENT (the "AGREEMENT") is entered into as of August___, 2014, by and between: LITHIUM CORPORATION, a Nevada corporation (the "Seller"), PATHION, INC., a Delaware corporation (the "PARENT") and its wholly-owned subsidiary PATHION MINING, INC., a Nevada corporation (the "PURCHASER"). Certain capitalized terms used in this Agreement are defined in Exhibit A.

                                    RECITALS

     A. The Seller owns and operates a business that owns certain lithium and graphite mining claims (the "BUSINESS").

     B. The Boards of Directors of the Seller (the "SELLER'S BOARD"), Purchaser (the "PURCHASER'S Board") and Parent have determined that it is in the best interests of the Seller, Purchaser and Parent, respectively, and their respective stockholders to consummate the purchase of certain of the assets of the Seller and the assumption of certain liabilities (the "ACQUISITION").

     C. The Seller wishes to provide for the sale of certain of the assets of the Seller to the Purchaser, and Purchaser wishes to acquire such assets, on the terms set forth in this Agreement.

                                    AGREEMENT

     The parties to this Agreement, intending to be legally bound, agree as follows:

1. SALE OF ASSETS; RELATED TRANSACTIONS.

     1.1 SALE OF ASSETS. The Seller shall cause to be sold, assigned, transferred, conveyed and delivered to the Purchaser, at the Closing (as defined below), good and valid title to the Assets (as defined below), free of any Encumbrances, on the terms and subject to the conditions set forth in this Agreement. For purposes of this Agreement, "Assets" shall mean and include: (a) the properties, rights, interests and other tangible and intangible assets of the Seller located in and referred to as Fish Lake Valley (in Esmeralda County, Nevada), San Emidio (in Washoe County, Nevada) and BC Sugar (in Shuswap, British Columbia) and whether or not required to be reflected on a balance sheet prepared in accordance with generally accepted accounting principles), including any assets acquired by the Seller during the Pre-Closing Period required for the continued conduct of the Business as it relates to the Assets; and (b) any other assets that are owned by any of the Seller or any other Related Party and that are needed for the conduct of, or are useful in connection with, the Assets of the Seller; PROVIDED, HOWEVER, that the Assets shall not include any Excluded Assets. Without limiting the generality of the foregoing, the Assets shall include:

     (1) all of Seller's lithium and graphite mining claims related to or connected in any way with or located in the Fish Lake Valley, in Esmeralda County, San Emidio, in Washoe County, and BC Sugar, in Shuswap, British Columbia as identified in Part 2.5 of the Seller Disclosure Schedule;

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     (2) all inventories and work-in-progress of the Seller;

     (3) all equipment, materials, prototypes, tools, machinery, supplies, vehicles, furniture, real property, fixtures, improvements and other tangible assets of the Seller (including the tangible assets identified in Part 2.8 of the Seller Disclosure Schedule);

     (4) all advertising and promotional materials possessed by the Seller;

     (5) all Intellectual Property Assets and related goodwill of the Seller (including the Intellectual Property Assets identified in Part 2.11 of the Seller Disclosure Schedule);

     (6) all rights of the Seller under the Seller's Contracts (including the Contracts identified in Exhibit B of the Seller Disclosure Schedule and all open sales orders of Seller);

     (7) all Governmental Authorizations held by the Seller (including the Governmental Authorizations identified in Part 2.15 of the Seller Disclosure Schedule);

     (8) all claims (including claims for past infringement or misappropriation of Intellectual Property Assets or Intellectual Property Rights) and causes of action of the Seller against other Persons (regardless of whether or not such claims and causes of action have been asserted by the Seller), and all rights of indemnity, warranty rights, rights of contribution, rights to refunds, rights of reimbursement and other rights of recovery possessed by the Seller (regardless of whether such rights are currently exercisable);

     (9) all other assets that are related to or used in connection with the Assets that are owned by the Seller, any affiliate of the Seller,; and

     (10) all books, records, files and data of the Seller, except the corporate records of the Seller.

     1.2 PURCHASE PRICE.

     (A) As consideration for the sale of the Assets to the Purchaser:

     (I) Purchaser shall pay to Seller consideration in the amount of $2,250,000, and the "Purchase Price" shall be an amount equal to (i) $1,250,000, less (ii) the amount of the Closing Indebtedness (as defined in Section 2.3), plus (iii) any amount remaining after any Liabilities, excluding Assumed Liabilities, are paid from the $1,000,000 deposited into Escrow Amount (as defined below) according to the terms of this Agreement. In addition to the cash consideration, the Purchase Price shall include 500,000 shares of common stock of the Parent, all of which shall be issued to the Seller at the Closing, subject to the terms and conditions of this Agreement and Parent's Restricted Stock Purchase Agreement. Item (i) above less item (ii) above and 500,000 shares of common stock of the Parent is referred to herein as the "Closing Date

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Payment." At the Closing,  the Purchaser  shall deposit  $1,000,000 (the "Escrow
Fund") in an escrow account (the "Escrow Account") to be established as of the Closing Date (as defined below) pursuant to an Escrow Agreement among the Seller, the Purchaser, the Parent and an entity mutually acceptable to all the parties hereto (the "Escrow Agent"), in substantially the form of Exhibit C (the "Escrow Agreement");

     (II) prior to the Closing, the Seller shall provide to Buyer payoff letters (with valid payoff amounts through the Closing Date) in customary form for all Closing Indebtedness. Upon the terms and subject to the conditions of this Agreement, on the Closing Date, simultaneously with the Closing, Buyer, on behalf of the Seller, shall pay or otherwise discharge all Closing Indebtedness, excluding any assumed indebtedness. Effective upon such payment or discharge, substantially simultaneously with the Closing, the Seller shall obtain releases of all liens, security interests and similar encumbrances on the assets, properties and capital stock of the Seller securing the indebtedness paid or discharged by Buyer.

     (III) at the Closing, the Purchaser shall assume the Assumed Liabilities by delivering to the Seller an Assumption Agreement in substantially the form of Exhibit D (the "Assumption Agreement"). At the Closing, the Purchaser shall reimburse the Seller for any expenditures made by the Seller for expenses indicated pursuant to Exhibit J.

     (B) For purposes of this Agreement "Assumed Liabilities" shall mean only the obligations of the Seller under the Contracts identified on Exhibit B hereto, but only to the extent such obligations (A) arise after the Closing Date, (B) do not arise from or relate to any Breach by the Seller of any provision of any of such Contracts, (C) do not arise from or relate to any event, circumstance or condition occurring or existing on or prior to the Closing Date that, with notice or lapse of time, would constitute or result in a Breach of any of such Contracts, and (D) are ascertainable (in nature and amount) solely by reference to the express terms of such Contracts; PROVIDED, HOWEVER, that notwithstanding the foregoing, and notwithstanding anything to the contrary contained in this Agreement, the "Assumed Liabilities" shall not include, and the Purchaser shall not be required to assume or to perform or discharge:

     (I) any Excluded Liability, including without limitation any Liability specifically indicated and set forth on Exhibit E;

     (II) any Liability of the Seller arising out of or relating to the execution, delivery or performance of any of the Transactional Agreements;

     (III) any Liability of the Seller for any fees, costs or expenses of the type referred to in Section 5.1 hereof;

     (IV) any Liability of the Seller arising from or relating to any action taken by the Seller, or any failure on the part of the Seller to take any action, at any time after the Closing Date;

     (V) any Liability of the Seller arising from or relating to (x) any services performed by the Seller for any customer, or (y) any claim or Proceeding against the Seller;

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     (VI) any Liability of the Seller for the payment of any Tax;

     (VII) any Liability of the Seller to any employee or former employee of the Seller with respect to any compensation earned or vacation accrued prior to the Closing Date;

     (VIII) any Liability of the Seller to any employee or former employee of the Seller under or with respect to any Seller Employee Plan, profit sharing plan or dental plan or for severance pay;

     (IX) any Liability under any Contract, if the Seller shall not have obtained, prior to the Closing Date, any Consent required to be obtained from any Person with respect to the assignment or delegation to the Purchaser of any rights or obligations under such Contract;

     (X) any Liability that is inconsistent with or constitutes an inaccuracy in, or that arises or exists by virtue of any Breach of, (x) any representation or warranty made by the Seller in any of the Transactional Agreements, or (y) any covenant or obligation of the Seller contained in any of the Transactional Agreements; or

     (XI) any other Liability that is not referred to specifically in Section 1.2(b).

     1.3 SALES AND TRANSFER TAXES. The Seller shall bear and pay, and shall reimburse the Purchaser and the Purchaser's affiliates for, any sales or transfer taxes that may become payable in connection with the sale of the Assets to the Purchaser or in connection with any of the other Transactions.

     1.4 ALLOCATION OF THE PURCHASE PRICE. At or prior to the Closing, the Purchaser shall deliver to the Seller a statement setting forth the Purchaser's good faith determination of the manner in which the consideration referred to in Sections 1.2(a)(i), and 1.2(a)(ii) is to be allocated among the Assets. The allocation prescribed by such statement shall be conclusive and binding upon the Seller for all purposes, and the Seller shall not file any Tax Return or other document with, or make any statement or declaration to, any Governmental Body that is inconsistent with such allocation.

     1.5 CLOSING.

     (A) The closing of the sale of the Assets to the Purchaser (the "Closing") shall take place at the offices of Parent, 16450 Los Gatos Blvd, Suite 207, California, 95032 at 10:00 a.m., or on such date or place as the Purchaser may designate in a written notice delivered to the Seller; PROVIDED, HOWEVER, that if any condition set forth in Section 7 has not been satisfied as of the date designated by the Purchaser, then the Purchaser may, at its election, unilaterally postpone the Scheduled Closing Time by up to 60 days. For purposes of this Agreement, "Closing Date" shall mean the time and date as of which the Closing actually takes place.

     (B) At the Closing:

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     (I) Seller shall execute and deliver to the  Purchaser  such bills of sale, endorsements, assignments and other documents as may (in the reasonable judgment of the Purchaser or its counsel) be necessary or appropriate to assign, convey, transfer and deliver to the Purchaser good and valid title to the Assets free of any Encumbrances;

     (II) Purchaser shall deliver the Closing Date Payment;

     (III) Purchaser shall deposit the Escrow Fund in the Escrow Account; and

     (IV) Purchaser shall issue to Seller a stock certificate for 500,000 shares of common stock of the Purchaser subject to terms and conditions of Parent's Restricted Stock Purchase Agreement.

2. REPRESENTATIONS AND WARRANTIES OF THE SELLER.

     Except as set forth on the Seller Disclosure Schedule specifying the relevant subsection hereof, Seller does hereby represent and warrant, to and for the benefit of the Indemnitees, as follows:

     2.1 DUE ORGANIZATION; NO SUBSIDIARIES; ETC. The Seller is a corporation duly organized, validly existing and in good standing under the laws of Nevada. The Seller is not required to be qualified, authorized, registered or licensed to do business as a foreign corporation in any jurisdiction other than the jurisdictions listed in Part 2.1 of the Seller Disclosure Schedule. The Seller is in good standing as a foreign corporation in each of the jurisdictions listed in Part 2.1 of the Seller Disclosure Schedule. The Seller does not have any subsidiaries, and does not own, beneficially or otherwise, any shares or other securities of, or any direct or indirect interest of any nature in, any other Entity. The Seller has never conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade
name  or  other  name,   other  than  Lithium   Corporation.

     2.2 ARTICLES OF INCORPORATION AND BYLAWS; RECORDS. The Seller has delivered to (or made available for inspection by) the Purchaser accurate and complete copies of: (i) the Articles of Incorporation of the Seller, including all amendments thereto and bylaws of the Seller, including all amendments thereto;
(ii) the stock records of the Seller; and (iii) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the Stockholders of the Seller and the board of directors of the Seller. There have been no meetings or other proceedings of the Stockholders of the Seller, the board of directors of the Seller or any committee of the board of directors of the Seller that are not fully reflected in such minutes or other records. The books of account, stock records, minute books and other records of the Seller are accurate, up-to-date and complete, and have been maintained in accordance with sound and prudent business practices. All of the records of the Seller are in the actual possession and direct control of the Seller.

     2.3 FINANCIAL STATEMENTS. The Seller has delivered to the Purchaser the following financial statements (collectively, the "FINANCIAL STATEMENTS"): (a) the audited balance sheets of the Seller as of December 31, 2013, December 31,

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2012 and December 31, 2011,  and the related  statements  of income and retained earnings and cash flows for the years then ended and the unaudited balance sheet as of June 30, 2014 and the related statement of income and retained earnings and cash flow for the three months then ended. The Financial Statements are accurate and complete in all respects, including without limitation in setting forth all debts or indebtedness of any nature whatsoever of the Seller up to the Closing (the "Closing Indebtedness"), and all have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered and present fairly the financial position of the Seller as of the respective dates thereof and the results of operations and cash flows of the Seller for the periods covered thereby. Except as set forth in the Financial Statements, the Seller has no material liabilities, contingent or otherwise, other than (i) liabilities incurred in the Ordinary Course of Business subsequent to June 30, 2014 and (ii) obligations under Contracts and commitments incurred in the Ordinary Course of Business and not required under generally accepted accounting principles to be reflected in the Financial Statements, which, in both cases, individually or in the aggregate, are not material to the financial condition or operating results of the Seller. Except as disclosed in the Financial Statements, the Seller is not a guarantor or indemnitor of any indebtedness of any other person, firm or corporation. The Seller maintains and will continue to maintain a standard system of accounting established and administered in accordance with generally accepted accounting principles.

     2.4 ABSENCE OF CHANGES. As it relates to the Assets, Except as set forth in
Part 2.4 of the Seller Disclosure Schedule, since June 30, 2014:

     (A) there has not been any adverse change in, and no event has occurred that might have an adverse effect on, the business, condition, assets, liabilities, operations, financial performance, net income or prospects of the Seller;

     (B) there has not been any loss, damage or destruction to, or any interruption in the use of, any of the assets of the Seller (whether or not covered by insurance);

     (C) the Seller has not purchased or otherwise acquired any asset from any other Person, except for supplies acquired by the Seller in the Ordinary Course of Business;

     (D) the Seller has not leased or licensed any asset from any other Person;

     (E) the Seller has not made any capital expenditure;

     (F) the Seller has not sold or otherwise transferred, disposed of, or leased or licensed, any of the Assets to any other Person;

     (G) the Seller has not written off as  uncollectible,  or  established  any
extraordinary   reserve  with  respect  to,  any  account  receivable  or  other indebtedness;

     (H) the Seller has not made any loan or advance to any other Person;

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     (I) the Seller has not (i)  established  or adopted any employee  plan,  or
(ii) paid any bonus or made any profit-sharing or similar payment to, or increased the amount of the wages, salary, commissions, fees, fringe benefits or other compensation or remuneration payable to, any of its directors, officers, employees or independent contractors;

     (J) no Contract by which the Seller or any of the Assets of the Seller is or was bound, or under which the Seller has or had any rights or interest, has been amended or terminated, nor is the Seller in breach of any such Contract;

     (K) the Seller has not incurred, assumed or otherwise become subject to any Liability, other than accounts payable (of the type required to be reflected as current liabilities in the "liabilities" column of a balance sheet prepared in accordance with GAAP) incurred by the Seller in bona fide transactions entered into in the Ordinary Course of Business;

     (L) the Seller has not discharged any Encumbrance or discharged or paid any indebtedness or other Liability, except for accounts payable that (i) are reflected as current liabilities in the "liabilities" column of the Financial Statements or have been incurred by the Seller since June 30, 2014, in bona fide transactions entered into in the Ordinary Course of Business, and (ii) have been discharged or paid in the Ordinary Course of Business;

     (M) the Seller has not forgiven any debt or otherwise released or waived any right or claim relative to the Assets;

     (N) the Seller has not changed any of its methods of accounting or accounting practices in any respect;

     (O) the Seller has not entered into any transaction or taken any other action outside the Ordinary Course of Business; and

     (P) the Seller has not agreed, committed or offered (in writing or otherwise) to take any of the actions referred to in clauses "(c)" through "(p)" above.

     2.5 TITLE TO ASSETS. The Seller owns, and has good and valid title to, all of the Assets purported to be owned by it, including: all Assets reflected on the Financial Statements; all assets acquired by the Seller since June 30, 2014; all assets referred to in the Seller Disclosure Schedule; all rights of the Seller under the Contracts; and all other assets reflected in the books and records of the Seller as being owned by the Seller. Except as set forth in Part
2.5 of the Seller Disclosure Schedule, all of said assets are owned by the Seller free and clear of any Encumbrances. Part 2.5 of the Seller Disclosure
Schedule identifies all of the assets that are being leased or licensed to the Seller, including without limitation the Assets. The Assets are sufficient to allow the Buyer to utilize them in any manner deemed appropriate subsequent to the Closing. Seller is the legal and beneficial owner of the Assets, which are free and clear of any Encumbrance, and the SELLERS have full right, power and authority to sell, transfer, assign, convey and deliver all of the Assets to be sold by it hereunder, and delivery thereof will convey to the Buyer good, absolute and marketable title to said Assets, free and clear of any and all Encumbrances. Upon delivery of the Assets to the Buyer pursuant to the provisions of this Agreement, the Buyer will acquire good, valid and marketable title to the Assets, free and clear of any and all Encumbrances. The Assets will collectively constitute, as of the Closing Date, all of the properties, rights, interests and other tangible and intangible assets necessary to enable the Seller to conduct its business in the manner in which such business is currently being conducted and in the manner in which such business is proposed to be conducted.

     2.6 RECEIVABLES. Part 2.6 of the Seller Disclosure Schedule provides an accurate and complete breakdown and aging of all accounts receivable, notes receivable and other receivables of the Seller as of June 30, 2014. Except as set forth in Part 2.6 of the Seller Disclosure Schedule, all existing accounts receivable of the Seller (including those accounts receivable reflected on the Financial Statements that have not yet been collected and those accounts receivable that have arisen since June 30, 2014 and have not yet been collected): (i) represent valid obligations of customers of the Seller arising from bona fide transactions entered into in the Ordinary Course of Business; and
(ii) are current and will be collected in full. Part 2.6 of the Seller Disclosure Schedule identifies all unreturned security deposits and other deposits made by, or held by any Person for the benefit of, the Seller.

     2.7 INVENTORY. Part 2.7 of the Seller Disclosure Schedule provides an accurate and complete breakdown of all inventory (including raw materials, work in process and finished goods) of the Seller as of June 30, 2014. All of the Seller's existing inventory (including all inventory that is reflected on the Financial Statements and that has not been disposed of by the Seller since June 30, 2014): (a) is of such quality and quantity as to be usable and saleable by the Seller in the Ordinary Course of Business; (b) has been priced at the lower of cost or market value using the "first-in, first-out" method; and (c) is free of any defect or deficiency. The inventory levels maintained by the Seller (i) are not excessive in light of the Seller's normal operating requirements, (ii) are adequate for the conduct of the Seller's operations in the Ordinary Course of Business, and (iii) are comparable to the inventory levels maintained by other companies of similar size and business.

     2.8 EQUIPMENT, ETC. Part 2.8 of the Seller Disclosure Schedule accurately identifies all equipment, materials, prototypes, tools, supplies, vehicles, furniture, fixtures, improvements and other tangible assets owned by the Seller used for the Business, and accurately sets forth the date of acquisition, original cost and book value of each of said assets. Part 2.8 of the Seller Disclosure Schedule also accurately identifies all tangible assets leased to the Seller. Each asset identified or required to be identified in Part 2.8 of the Seller Disclosure Schedule: (i) is structurally sound, free of defects and deficiencies and in good condition and repair (ordinary wear and tear excepted);
(ii) complies in all respects with, and is being operated and otherwise used in full compliance with, all applicable Legal Requirements; and (iii) is adequate and appropriate for the uses to which it is being put. The assets identified in
Part 2.8 of the Seller Disclosure Schedule are adequate for the conduct of the Business of the Seller in the manner in which such Business is currently being conducted and in the manner in which such Business is proposed to be conducted after the acquisition of the Assets by the Purchaser.

     2.9 CONTRACTS.

     (A) Part 2.9 of the Seller Disclosure Schedule identifies and provides an accurate and complete description of each Seller Contract, except for any Immaterial Contract. The Seller has delivered to the Purchaser accurate and complete copies of all Contracts identified in Part 2.9 of the Seller Disclosure Schedule, including all amendments thereto. Each Seller Contract is valid and in full force and effect.

     (B) Except as set forth in Part 2.9 of the Seller Disclosure Schedule: (i) no Person has violated or breached, or declared or committed any default under, any Seller Contract; (ii) no event has occurred, and no circumstance or condition exists, that might (with or without notice or lapse of time) (A) result in a violation or breach of any of the provisions of any Seller Contract,
(B) give any Person the right to declare a default or exercise any remedy under any Seller Contract, (C) give any Person the right to accelerate the maturity or performance of any Seller Contract, or (D) give any Person the right to cancel, terminate or modify any Seller Contract; (iii) the Seller has not received any notice or other communication (in writing or otherwise) regarding any actual, alleged, possible or potential violation or breach of, or default under, any Seller Contract; and (iv) the Seller has not waived any right under any Seller Contract.

     (C) To the best of the knowledge of the Seller, each Person against which the Seller has or may acquire any rights under any Seller Contract is solvent and is able to satisfy all of such Person's current and future monetary obligations and other obligations and Liabilities thereunder.

     (D) Except as set forth in Part 2.9 of the Seller Disclosure Schedule, the Seller has never guaranteed or otherwise agreed to cause, insure or become liable for, and the Seller has never pledged any of its assets to secure, the performance or payment of any obligation or other Liability of any other Person.

     (E) The performance of the Seller Contracts will not result in any violation of or failure to comply with any Legal Requirements.

     (F) No Person is renegotiating, or has the right to renegotiate, any amount paid or payable to the Seller under any Seller Contract or any other term or provision of any Seller Contract.

     (G) The Seller has no knowledge of any basis upon which any party to any Seller Contract may object to (i) the assignment to the Purchaser of any right under such Seller Contract, or (ii) the delegation to or performance by the Purchaser of any obligation under such Seller Contract. The Seller Contracts identified in Part 2.9 of the Seller Disclosure Schedule collectively constitute all of the Seller Contracts which require consent prior to the assignment of such Seller Contract to the Purchaser.

     (H) The Contracts identified in Part 2.9 of the Seller Disclosure Schedule collectively constitute all of the Contracts necessary to enable the Seller to conduct its Business in the manner in which such business is currently being conducted and in the manner in which such business is proposed to be conducted as it relates to the Assets.

     (I) Part 2.9 of the Seller Disclosure Schedule identifies and provides an accurate and complete description of each proposed Contract as to which any bid, offer, written proposal, term sheet or similar document has been submitted or received by the Seller.

     2.10 REAL PROPERTY; LEASES. The Seller does not own any real property or any interest in real property, except for the leaseholds created under the real property leases identified in Part 2.10 of the Seller Disclosure Schedule. Part
2.10 of the Seller Disclosure Schedule provides an accurate and complete description of the premises covered by said leases and the facilities located on such premises. The Seller enjoys peaceful and undisturbed possession of such premises.

     2.11 INTELLECTUAL PROPERTY.

     (A) Unless otherwise explicitly stated and thereby excluded, the term "Intellectual Property Assets" means all intellectual property owned or licensed (as licensor or licensee) by Seller in which Seller has a proprietary interest, including:

     (I) Seller's  name,  all assumed  fictional  business  names,  trade names,
registered  and   unregistered   trademarks,   service  marks  and  applications
(collectively, "Marks") are explicitly excluded;

     (II) all patents, patent applications and inventions and discoveries that may be patentable (collectively, "Patents");

     (III) all registered and unregistered copyrights in both published works and unpublished works (collectively, "Copyrights");

     (IV) all know-how, trade secrets, confidential or proprietary information, customer lists, Software, technical information, data, process technology, plans, drawings and blue prints (collectively, "Trade Secrets"); and

     (B) Part 2.11(b) of the Disclosure Schedule contains a complete and accurate list and summary description, including any royalties paid or received by Seller, and Seller has delivered to Buyer accurate and complete copies, of all Seller Contracts relating to the Intellectual Property Assets, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available Software programs with a value of less than $10,000 under which Seller is the licensee. There are no outstanding and, to Seller's Knowledge, no threatened disputes or disagreements with respect to any such Contract.

     (C) (i) Except as set forth in Part 2.11(c), the Intellectual Property Assets are all those necessary for the operation of Seller's Business as it is currently conducted and as it relates to the Assets. Seller is the owner or licensee of all right, title and interest in and to each of the Intellectual Property Assets, free and clear of all Encumbrances, and has the right to use without payment to a third party all of the Intellectual Property Assets, other than in respect of licenses listed in Part 2.11(c).

     (II) Except as set forth in Part 2.11(c), each Person who is or was an employee or contractor of the Seller and who is or was involved in the creation or development of any Seller Intellectual Property Asset has signed a valid, enforceable agreement containing an assignment of Intellectual Property Rights pertaining to such Seller product or Intellectual Property Asset to the Seller and confidentiality provisions protecting the Intellectual Property Asset. No current or former shareholder, officer, director, or employee of the Seller has any claim, right (whether or not currently exercisable), or interest to or in any Intellectual Property Asset. No employee of the Seller is (a) bound by or otherwise subject to any Contract restricting him from performing his duties for the Seller or (b) in breach of any Contract with any former employer or other Person concerning Intellectual Property Rights or confidentiality due to his activities as an employee of the Seller.

     (D) (i) Part 2.11(d) contains a complete and accurate list and summary description of all Patents.

     (II) All of the issued Patents are currently in compliance with formal legal requirements (including payment of filing, examination and maintenance fees and proofs of working or use), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety
(90) days after the Closing Date.

     (III) No Patent has been or is now involved in any interference, reissue, reexamination, or opposition Proceeding. To Seller's Knowledge, there is no potentially interfering patent or patent application of any third party.

     (IV) Except as set forth in Part 2.11 (d), (A) no Patent is infringed or, to Seller's Knowledge, has been challenged or threatened in any way and (B) none of the products manufactured or sold, nor any process or know-how used, by Seller infringes or is alleged to infringe any patent or other proprietary right of any other Person.

     (V) All products made, used or sold under the Patents have been marked with the proper patent notice.

     (E) (i) Intentionally omitted.

     (II) Intentionally omitted.

     (III) Intentionally omitted.

     (IV) To Seller's Knowledge, there is no potentially interfering trademark or trademark application of any other Person.

     (V) Intentionally omitted.

     (VI) Intentionally omitted.

     (F) (i) Part 2.11(f) contains a complete and accurate list and summary description of all Copyrights.

     (II) All of the registered Copyrights are currently in compliance with formal Legal Requirements, are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the date of Closing.

     (III) No Copyright is infringed or, to Seller's Knowledge, has been challenged or threatened in any way. None of the subject matter of any of the Copyrights infringes or is alleged to infringe any copyright of any third party or is a derivative work based upon the work of any other Person.

     (IV) All works encompassed by the Copyrights have been marked with the proper copyright notice.

     (G) (i) With respect to each Trade Secret, the documentation relating to such Trade Secret is current, accurate and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the knowledge or memory of any individual.

     (II) Seller has taken all reasonable precautions to protect the secrecy, confidentiality and value of all Trade Secrets (including the enforcement by Seller of a policy requiring each employee or contractor to execute proprietary information and confidentiality agreements substantially in Seller's standard form, and all current and former employees and contractors of Seller have executed such an agreement).

     (III) Seller has good title to and an absolute right to use the Trade Secrets. The Trade Secrets are not part of the public knowledge or literature and, to Seller's Knowledge, have not been used, divulged or appropriated either for the benefit of any Person (other than Seller) or to the detriment of Seller. No Trade Secret is subject to any adverse claim or has been challenged or threatened in any way or infringes any intellectual property right of any other Person.

     (H) (i) Intentionally omitted.

     (I) None of the software (including firmware and other software embedded in hardware devices) owned, developed (or currently being developed), used, marketed, distributed, licensed, or sold by the Seller (including any software that is part of, is distributed with, or is used in the design, development, manufacturing, production, distribution, testing, maintenance, or support of any Seller product or the Business as it relates to the Assets, but excluding any third-party software that is generally available on standard commercial terms and is licensed to the Seller solely for internal use on a non-exclusive basis) (collectively, "Seller Software") (a) contains any bug, defect, or error (including any bug, defect, or error relating to or resulting from the display, manipulation, processing, storage, transmission, or use of date data) that materially and adversely affects the use, functionality, or performance of such Seller Software or any product or system containing or used in conjunction with such Seller Software; or (b) fails to comply with any applicable warranty or other contractual commitment relating to the use, functionality, or performance of such Seller Software or the Seller has provided to the Purchaser a complete and accurate list of all known bugs, defects, and errors in each version of the Seller Software.

     (J) No Seller Software contains any "back door," "drop dead device," "time bomb," "Trojan horse," "virus," or "worm" (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (a) disrupting, disabling, harming, or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (b) damaging or destroying any data or file without the user's consent.

     (K) The source code for all Seller Software contains clear and accurate annotations and programmer's comments, and otherwise has been documented in a professional manner that is both: (i) consistent with customary code annotation conventions and best practices in the software industry; and (ii) sufficient to independently enable a programmer of reasonable skill and competence to understand, analyze, and interpret program logic, correct errors and improve, enhance, modify and support the Seller Software. No source code for any Seller Software has been delivered, licensed, or made available to any escrow agent or other Person who is not, as of the date of this Agreement, an employee of the Seller. The Seller has no duty or obligation (whether present, contingent, or otherwise) to deliver, license, or make available the source code for any Seller Software to any escrow agent or other Person. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the delivery, license, or disclosure of the source code for any Seller Software to any other Person.

     (L) Part 2.11(l) of the Seller Disclosure Schedule accurately identifies and describes (i) each item of Open Source Code that is contained in, distributed with, or used in the development of the Seller products or from which any part of any Seller product is derived or for use in the conduct of the Business as it relates to the Assets, (ii) the applicable license terms for each such item of Open Source Code, and (iii) the Seller product or Seller products to which each such item of Open Source Code relates.

     (M) Intentionally omitted.

     2.12 AGREEMENTS; ACTION.

     (A) Except for agreements explicitly contemplated hereby, there are no agreements, understandings or proposed transactions between the Seller and any of its officers, directors, affiliates, or any affiliate thereof except as set forth on the Balance Sheet.

     (B) There are no agreements, understandings, instruments, Contracts, proposed transactions, judgments, orders, writs or decrees to which the Seller is a party or by which it is bound that may involve (i) future obligations (contingent or otherwise) of, or payments to the Seller in excess of $10,000 (other than obligations arising from purchase or sale agreements entered into in the Ordinary Course of Business), (ii) provisions restricting or affecting the development, manufacture or distribution of the Seller's products or services or conduct of the Business as it relates to the Assets, or (iii) indemnification by the Seller with respect to infringements of proprietary rights (other than indemnification obligations arising from purchase, sale or license agreements entered into in the Ordinary Course of Business).

     (C) The Seller has not (i) declared or paid any dividends or authorized or made any distribution upon or with respect to any class or series of its capital stock, (ii) incurred any indebtedness for money borrowed or any other liabilities (other than with respect to dividend obligations, distributions, indebtedness and other obligations incurred in the Ordinary Course of Business or as disclosed in the Financial Statements individually in excess of $10,000 or, in the case of indebtedness and/or liabilities individually less than $10,000, in excess of $25,000 in the aggregate, (iii) made any loans or advances to any person, other than ordinary advances for travel expenses, or (iv) sold, exchanged or otherwise disposed of any of its assets or rights, other than the sale of its inventory in the Ordinary Course of Business.

     (D) For the purposes of subsections (b) and (c) above, all indebtedness, liabilities, agreements, understandings, instruments, Contracts and proposed transactions involving the same person or entity (including persons or entities the Seller has reason to believe are affiliated therewith) shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such subsections.

     (E) Other than with Purchaser, and except as disclosed pursuant to Part 2.11(e) of the Seller Disclosure Schedule, the Seller has not engaged in the past three (3) months in any discussion (i) with any representative of any corporation or corporations regarding the consolidation or merger of the Seller with or into any such corporation or corporations, (ii) with any corporation, partnership, association or other business entity or any individual regarding the sale, conveyance or disposition of all or substantially all of the assets of the Seller or a transaction or series of related transactions in which more than fifty percent (50%) of the voting power of the Seller is disposed of, or (iii) regarding any other form of acquisition, liquidation, dissolution or winding up of the Seller.

     2.13 MAJOR CUSTOMERS AND SUPPLIERS. No customer or supplier that was significant to the Seller during the period covered by the Financial Statements or that has been significant to the Seller thereafter, has terminated, materially reduced or threatened to terminate or materially reduce its purchases from or provision of products or services to the Seller, as the case may be.

     2.14 COMPLIANCE WITH OTHER INSTRUMENTS. The Seller is not in violation or default of any provision of its Articles of Incorporation or Bylaws, or of any instrument, judgment, order, writ, decree or contract to which it is a party or by which it is bound, or, of any provision of any federal or state statute, rule or regulation applicable to the Seller. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either a default under any such provision, instrument, judgment, order, writ, decree or contract or an event that results in the creation of any lien, charge or encumbrance upon any assets of the Seller or the suspension, revocation, impairment, forfeiture, or nonrenewal of any material permit, license, authorization, or approval applicable to the Seller, its business or operations or any of its assets or properties.

     2.15 GOVERNMENTAL CONSENTS. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority on the part of the Seller is required in connection with the consummation of the transactions contemplated by this Agreement, except filings required pursuant to federal and state securities laws, which filings will be effected no later than the time such filings are required to be filed, or such other post-closing filings as may be required.

     2.16 TAX MATTERS. The Seller has filed all Tax Returns and reports (including information returns and reports) as required by United States federal or Nevada state law. These Tax Returns and reports are true and correct in all material respects. The Seller has paid all taxes and other assessments due, except those contested by it in good faith that are listed in the Seller Disclosure Schedule. The provision for taxes of the Seller as shown in the Financial Statements is adequate for taxes due or accrued as of the date thereof. The Seller is and always has been a Nevada corporation. The Seller has never had any tax deficiency proposed or assessed against it and has not executed any waiver of any statute of limitations on the assessment or collection of any tax or governmental charge. None of the Seller's federal income Tax Returns and none of its state income or franchise tax or sales or use Tax Returns has ever been audited by governmental authorities. Since the date of the Financial Statements, the Seller has not incurred any taxes, assessments or governmental charges other than in the Ordinary Course of Business and the Seller has made adequate provisions on its books of account for all taxes, assessments and governmental charges with respect to its business, properties and operations for such period. The Seller has withheld or collected from each payment made to each of its employees, the amount of all taxes (including, but not limited to, federal income taxes, Federal Insurance Contribution Act taxes and Federal Unemployment Tax Act taxes) required to be withheld or collected therefrom, and has paid the same to the proper tax receiving officers or authorized depositories.

     2.17 EMPLOYEE AND LABOR MATTERS. The Seller is not bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union, and no labor union has requested or, to the best of the Seller's Knowledge, has sought to represent any of the employees, representatives or agents of the Seller. There is no strike or other labor dispute involving the Seller pending, or to the best of the Seller's Knowledge, threatened, that could have a Material Adverse Effect on the properties, assets, affairs, operations, financial condition, operating results, or business of the Seller (as such business is presently conducted and as it is presently proposed to be conducted), nor is the Seller aware of any labor organization activity involving its employees. The Seller is not aware that any officer or key employee, or that any group of key employees, intends to terminate their employment with the Seller, nor does the Seller have a present intention to terminate the employment of any of the foregoing. The employment of each officer and employee of the Seller is terminable at the will of the Seller. The Seller has complied in all material respects with all applicable state and federal equal employment opportunity and other laws related to employment. The Seller is not a party to or bound by any currently effective employment contract, deferred compensation agreement, bonus plan, incentive plan, profit sharing plan, retirement agreement, or other employee compensation agreement, other than the Seller Option Plan. The Seller is not aware that any of its employees is obligated under any contract or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would materially interfere with the use of his or her efforts to promote the interests of the Seller or that would conflict with the Seller's business as presently conducted. No officer or employee of the Seller has entered into an employment agreement with the Seller or is entitled to any compensation following termination of employment with the Seller.

     2.18 EMPLOYEE BENEFIT PLANS AND COMPENSATION. The Seller does not have any Employee Benefit Plan as defined in the Employee Retirement Income Security Act of 1974.

     2.19 ENVIRONMENTAL, HEALTH, AND SAFETY MATTERS.

     (A) Each of Seller, and their respective predecessors and affiliates has complied and is in compliance with all Environmental, Health, and Safety Requirements.

     (B) Without limiting the generality of the foregoing, Each of Seller, and their respective affiliates has obtained and complied with, and is in compliance with, all permits, licenses and other authorizations that are required pursuant to Environmental, Health, and Safety Requirements for the occupation of its facilities and the operation of its business; and a list of all such permits, licenses and other authorizations is set forth on Part 2.19 of the Seller Disclosure Schedule.

     (I) Neither Seller, nor their respective predecessors or affiliates have received any written or oral notice, report or other information regarding any actual or alleged violation of Environmental, Health, and Safety Requirements, or any Liabilities, including any investigatory, remedial or corrective obligations, relating to any of them or their facilities arising under Environmental, Health, and Safety Requirements.

     (C) None of the following, as it relates to the Assets, exists at any property or facility owned or operated by Seller: (1) underground storage tanks,
(2) asbestos-containing material in any form or condition, (3) materials or equipment containing polychlorinated biphenyls, or (4) landfills, surface impoundments, or disposal areas.

     (D) Neither Seller, nor its respective predecessors or affiliates has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, manufactured, distributed, or released any substance, including without limitation any hazardous substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) so as to give rise to any current or future Liabilities, including any Liability for fines, penalties, response costs, corrective action costs, personal injury, property damage, natural resources damages or attorneys' fees, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), the Solid Waste Disposal Act, as amended, or any other Environmental, Health, and Safety Requirements.

     (E) Neither this Agreement nor the consummation of the transactions that are the subject of this Agreement will result in any obligations for site investigation or cleanup, or notification to or consent of government agencies or third parties, pursuant to any of the so-called "transaction-triggered" or "responsible property transfer" Environmental, Health, and Safety Requirements.

     (F) Neither Seller, nor its respective predecessors or affiliates has designed, manufactured, sold, marketed, installed, or distributed products or other items containing asbestos, and none of such entities is or will become subject to any Asbestos Liabilities.

     (G) Neither Seller, nor its respective predecessors or affiliates has assumed, undertaken or otherwise become subject to any Liability, including without limitation any obligation for corrective or remedial action, of any other Person relating to Environmental, Health, and Safety Requirements.

     (H) No  facts,  events  or  conditions  relating  to the  past  or  present facilities, properties or operations of Seller, or any of its respective predecessors or affiliates will prevent, hinder or limit continued compliance with Environmental, Health, and Safety Requirements, give rise to any investigatory, remedial or corrective obligations pursuant to Environmental, Health, and Safety Requirements, or give rise to any other Liabilities pursuant to Environmental, Health, and Safety Requirements, including without limitation any relating to on-site or off-site releases or threatened releases of hazardous materials, substances or wastes, personal injury, property damage or natural resources damage.

     (I) Seller has furnished to Buyer all environmental audits, reports and other material environmental documents relating to their or their predecessors' or affiliates' past or current properties, facilities, or operations that are in their possession or under their reasonable control.

     2.20 INSURANCE. The Seller does not have in full force and effect fire and casualty insurance policies, with extended coverage, sufficient in amount (subject to reasonable deductibles) to allow it to replace any of its material properties that might be damaged or destroyed. The Seller does not have in full force and effect general liability and errors and omissions insurance in amounts customary for similarly situated companies. The Seller agrees to indemnify the Parent and Purchaser from any and all actions that might arise from the conduct of the Business as it relates to the Assets prior to the Closing Date.

     2.21 RELATED PARTY TRANSACTIONS. No employee, officer, or director of the Seller or member of his or her immediate family is indebted to the Seller, nor is the Seller indebted (or committed to make loans or extend or guarantee credit) to any of them, other than for (a) payment of salary for services rendered, (b) reimbursement for reasonable expenses incurred on behalf of the Seller, and (c) other standard employee benefits made generally available to all employees. To the best of the Seller's Knowledge, none of such persons has any direct or indirect ownership interest in any firm or corporation with which the Seller is affiliated or with which the Seller has a business relationship, or any firm or corporation that competes with the Seller, except that employees, officers, or directors of the Seller and members of their immediate families may own stock in publicly traded companies that may compete with the Seller. Except as disclosed pursuant to Part 2.21 of the Seller Disclosure Schedule, no member of the immediate family of any officer or director of the Seller is directly or indirectly interested in any material Contracts with the Seller.

     2.22 AUTHORITY; BINDING NATURE OF AGREEMENTS. The Seller has the absolute and unrestricted right, power and authority to enter into and to perform its obligations under each of the Transactional Agreements to which it is or may become a party; and the execution, delivery and performance by the Seller of the Transactional Agreements to which it is or may become a party have been duly authorized by all necessary action on the part of the Seller and its Stockholders, board of directors and officers. This Agreement constitutes the legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms. Upon the execution of each of the other Transactional Agreements at the Closing, each of such other Transactional Agreements to which the Seller is a party will constitute the legal, valid and binding obligation of the Seller and will be enforceable against the Seller in accordance with its terms.

     2.23 BROKERS. The Seller has not agreed or become obligated to pay, or has taken any action that might result in any Person claiming to be entitled to receive, any brokerage commission, finder's fee or similar commission or fee in connection with any of the Transactions.

     2.24 FULL DISCLOSURE. None of the Transactional Agreements contains or will contain any untrue statement of fact; and none of the Transactional Agreements omits or will omit to state any fact necessary to make any of the representations, warranties or other statements or information contained therein not misleading. All of the information set forth in the Seller Disclosure Schedule, and all other information regarding the Seller and the Business, condition, assets, liabilities, operations, financial performance, net income and prospects that has been furnished to the Purchaser or any of the Purchaser's Representatives by or on behalf of the Seller or by any Representative of the Seller, is accurate and complete in all respects.

     2.25 LITIGATION. There is no action, suit proceeding or investigation pending or, to the Seller's Knowledge, currently threatened against the Seller that questions the validity of this Agreement, or the right of the Seller to enter into this Agreement, or to consummate the transactions contemplated hereby, or that could reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect in the business, properties, affairs, assets, operations or financial condition of the Seller, or any change in the current equity ownership of the Seller, nor is the Seller aware that there is any basis for the foregoing. The foregoing includes, without limitation, actions, suits, proceedings or investigations pending or, to the Seller's Knowledge, threatened (or any basis therefor known to the Seller) involving the prior employment of any of the Seller's employees, their use in connection with the Seller's business of any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers. The Seller is not a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no action, suit, proceeding or investigation by the Seller currently pending or that the Seller intends to initiate.

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
     2.26 PERMITS. The Seller has all franchises, permits, licenses, and any similar authority necessary for the conduct of the Business, as it relates to the Assets, as now being conducted by it, and the Seller believes it can obtain, without undue burden or expense, any similar authority for the conduct of the Business, as it relates to the Assets, as planned to be conducted. The Seller is not in default in any material respect under any of such franchises, permits, licenses, or other similar authority.

     2.27 MANUFACTURING AND MARKETING RIGHTS. The Seller has not granted rights to manufacture, produce, assemble, license, market, or sell its products or conduct its Business as it relates to the Assets to any other person and is not bound by any agreement that affects the Seller's exclusive right to develop, manufacture, assemble, distribute, market or sell its products or conduct its Business as it relates to the Assets.

3. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER AND PARENT.

     Except as set forth on the Purchaser Disclosure Schedule specifying the relevant subsection hereof, the Purchaser and Parent represent and warrant, to and for the benefit of the Seller, as follows:

     3.1 AUTHORITY; BINDING NATURE OF AGREEMENTS. The Purchaser and Parent each has the absolute and unrestricted right, power and authority to enter into and perform its obligations under this Agreement and under the Assumption Agreement, and the execution and delivery of this Agreement by the Purchaser and Parent and the Assumption Agreement by the Purchaser have been duly authorized by all necessary action on the part of the Purchaser and Parent and their respective boards of directors. This Agreement constitutes the legal, valid and binding obligation of the Purchaser and Parent, enforceable against each in accordance with its terms. Upon the execution and delivery of the Assumption Agreement at the Closing, the Assumption Agreement will constitute the legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their terms.

     3.2 ORGANIZATION, STANDING AND POWER. Purchaser and Parent are corporations duly organized, validly existing and in good standing under the laws of the States of Nevada and Delaware, respectively, and each has the corporate power to own its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a material adverse effect on Purchaser or Parent, respectively.

     3.3 BROKERS. Neither the Purchaser nor Parent has become obligated to pay, and has not taken any action that might result in any Person claiming to be entitled to receive, any brokerage commission, finder's fee or similar commission or fee in connection with any of the Transactions.

4. PRE-CLOSING COVENANTS OF THE SELLER.

     4.1 ACCESS AND INVESTIGATION. The Seller shall ensure that, at all times during the Pre-Closing Period: (a) the Seller and its Representatives provide the Purchaser, Parent and their Representatives with free and complete access to the Seller's Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Seller and its Business as it relates to the Assets; (b) the Seller and its Representatives provide the Purchaser, Parent and their Representatives with such copies of existing books, records, Tax Returns, work papers and other documents and information relating to the Seller and its business as the Purchaser may request in good faith; and (c) the Seller and its Representatives compile and provide the Purchaser, Parent and their Representatives with such additional financial, operating and other data and information relating to the Seller and its business as the Purchaser or Parent may request in good faith.

     4.2 OPERATION OF BUSINESS. The Seller shall ensure that, during the Pre-Closing Period:

     (A) the Seller conducts its operations exclusively in the Ordinary Course of Business and in the same manner as such operations have been conducted prior to the date of this Agreement;

     (B) the Seller (i) preserves intact its current business organization, (ii) keeps available the services of its current officers and employees, (iii) maintains its relations and good will with all suppliers, customers, landlords, creditors, licensors, licensees, employees, independent contractors and other Persons having business relationships with the Seller, and (iv) promptly repairs, restores or replaces any Assets that are destroyed or damaged;

     (C) the Seller keeps in full force all  insurance  policies  identified  in
Part 2.20 of the Seller Disclosure Schedule;

     (D) the officers of the Seller confer regularly with the Purchaser concerning operational matters and otherwise report regularly to the Purchaser concerning the status of the Seller's Business as it relates to the Assets;

     (E) the Purchaser is notified immediately of any inquiry, proposal or offer from any Person relating to any Acquisition Transaction;

     (F) the Seller and its officers use their best efforts to cause the Seller preserve its assets and financial position;

     (G) the Seller does not (i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock or other securities, or (ii) repurchase, redeem or otherwise reacquire any shares of capital stock or other securities;

     (H) the Seller does not sell or otherwise issue any shares of capital stock or any other securities;

     (I) the Seller does not effect or become a party to any Acquisition Transaction;

     (J) intentionally omitted;

     (K) the Seller does not make any capital expenditure relative to the Business as it relates to the Assets;

     (L) the Seller does not enter into or permit any of the Assets to become bound or encumbered by any Contract;

     (M) the Seller does not incur, assume or otherwise become subject to any Liability, except for current liabilities (of the type required to be reflected in the "liabilities" column of a balance sheet prepared in accordance with GAAP) incurred in the Ordinary Course of Business;

     (N) the Seller does not change any of its methods of accounting or accounting practices in any respect;

     (O) the Seller does not commence or settle any Proceeding for the Business as it relates to the Assets;

     (P) the Seller does not enter into any transaction or take any other action of the type referred to in Section 2.4;

     (Q) the Seller does not enter into any transaction or take any other action relative to the Assets outside the Ordinary Course of Business;

     (R) the Seller does not enter into any transaction or take any other action that might cause or constitute a Breach of any representation or warranty made by the Seller in this Agreement if (A) such representation or warranty had been made as of the time of such transaction or action, (B) such transaction had been entered into, or such action had been occurred, on or prior to the date of this Agreement or (C) such representation or warranty had been made as of the Closing;

     (S) the Seller does not agree, commit or offer (in writing or otherwise) to take any of the actions described in clauses "(i)" through "(r)" of this Section 4.2.

     4.3 FILINGS AND CONSENTS. The Seller shall ensure that: (a) all filings, notices and Consents required to be made, given and obtained in order to consummate the Transactions are made, given and obtained on a timely basis; and
(b) during the Pre-Closing Period, the Seller and its Representatives shall cooperate with the Purchaser and with the Purchaser's Representatives, and prepare and make available such documents and take such other actions as the Purchaser may request in good faith, in connection with any filing, notice or Consent that the Purchaser is required or elects to make, give or obtain.

     4.4 NOTIFICATION; UPDATES TO DISCLOSURE SCHEDULE. During the Pre-Closing Period, the Seller shall promptly notify the Purchaser in writing of: (a) the discovery by the Seller of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a Breach of any representation or warranty made by the Seller in this Agreement; (b) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a Breach of any representation or warranty made by the Seller in this Agreement if (i) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (ii) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (c) any Breach of any covenant or obligation of the Seller; and (d) any event, condition, fact or circumstance that may make the timely satisfaction of any of the conditions set forth in Section 6 or Section 7 impossible or unlikely. If any event, condition, fact or circumstance that is required to be disclosed pursuant to this Section
4.4 requires any change in the Seller Disclosure Schedule, or if any such event, condition, fact or circumstance would require such a change assuming the Seller Disclosure Schedule were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then the Seller shall promptly deliver to the Purchaser and Parent an update to the Seller Disclosure Schedule specifying such change. No such update shall be deemed to supplement or amend the Seller Disclosure Schedule for the purpose of (i) determining the accuracy of any representation or warranty made by the Seller in this Agreement or in the Closing Certificate, or (ii) determining whether any of the conditions set forth in Section 7 has been satisfied.

     4.5 NO NEGOTIATION. The Seller shall ensure that, during the Pre-Closing Period, neither the Seller nor any Representative of the Seller, directly or indirectly: (a) solicits or encourages the initiation of any inquiry, proposal or offer from any Person (other than the Parent or Purchaser) relating to any Acquisition Transaction; (b) participates in any discussions or negotiations with, or provides any non-public information to, any Person (other than the Parent or Purchaser) relating to any proposed Acquisition Transaction; or (c) considers the merits of any unsolicited inquiry, proposal or offer from any Person (other than the Parent or Purchaser) relating to any Acquisition Transaction.

     4.6 BEST EFFORTS. During the Pre-Closing Period, the Seller shall use best efforts to cause the conditions set forth in Section 7 to be satisfied on a timely basis.

     4.7  CONFIDENTIALITY.  The Seller shall ensure that, during the Pre-Closing
Period: (a) neither the Seller nor any Representative of the Seller, issues or disseminates any press release or other publicity or otherwise makes any disclosure of any nature (to any supplier, customer, landlord, creditor or employee of the Seller or to any other Person) regarding any of the Transactions or the existence or terms of this Agreement, except to the extent that the Seller is required by law to make any such disclosure; and (b) if the Seller is required by law to make any such disclosure, the Seller shall advise the Parent and Purchaser, at least five business days before making such disclosure, of the nature and content of the intended disclosure.

     4.8 FIRPTA MATTERS. Unless waived in writing by the parties, at the Closing, (a) the Seller shall deliver to the Purchaser a statement (in such form as may be reasonably requested by counsel to the Purchaser) conforming to the requirements of Section 1.897 - 2(h)(1)(i) of the United States Treasury
Regulations, and (b) the Seller shall deliver to the IRS the notification required under Section 1.897 - 2(h)(2) of the United States Treasury Regulations.

5. ADDITIONAL COVENANTS AND AGREEMENTS.

     5.1 EXPENSES. Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

     5.2 TAX TREATMENT. Neither Purchaser, Parent nor the Seller shall knowingly take any action which would disqualify the Acquisition as a "reorganization" that would be tax free to the stockholders of Purchaser and the Seller pursuant to Section 368(a) of the Code.

     5.3 PRESS RELEASES. The Seller, Parent and Purchaser shall agree with each other as to the form and substance of any press release or public announcement related to this Agreement or the transactions contemplated hereby; provided, however, that nothing contained herein shall prohibit either party, following notification to the other party, from making any disclosure which is required by law or regulation. If any such press release or public announcement is so required, the party making such disclosure shall consult with the other party prior to making such disclosure, and the parties shall use all reasonable efforts, acting in good faith, to agree upon a text for such disclosure which is satisfactory to both parties.

     5.4 PROJECTIONS. Purchaser, Parent and the Seller acknowledge that each has provided the other with certain financial and business projections related to their respective businesses. The parties agree that such projections were only good faith estimates and the failure of any such projections to come to fruition shall not independently give rise to any liability for any party hereto.

6. CONDITIONS TO OBLIGATIONS OF EACH PARTY.

     The respective obligations of each party to effect the transactions contemplated hereby shall be subject to the fulfillment or waiver at or prior to the Closing Date of the following conditions:

     (A) NO INJUNCTION. No injunction or other order entered by a state or federal court of competent jurisdiction shall have been issued and remain in effect which would prohibit or make illegal the consummation of the transactions contemplated hereby.

     (B) NO PROHIBITIVE CHANGE OF LAW. There shall have been no law, statute, rule or regulation, domestic or foreign, enacted or promulgated which would prohibit or make illegal the consummation of the transactions contemplated hereby.

     (C) GOVERNMENTAL ACTION. There shall not be any action taken, or any statute, rule, regulation, judgment, order or injunction proposed, enacted, entered, enforced, promulgated, issued or deemed applicable to the transactions contemplated hereby by any federal, state or other court, government or governmental authority or agency, which could reasonably be expected to result, directly or indirectly, in any Material Adverse Effect.

7. CONDITIONS PRECEDENT TO THE PURCHASER'S OBLIGATION TO CLOSE.

     The Purchaser's obligation to purchase the Assets and to take the other actions required to be taken by the Purchaser at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

     7.1 REPRESENTATIONS AND COMPLIANCE. The representations and warranties of the Seller under section 2 of this Agreement shall have been accurate in all material respects as of the date of this Agreement, and shall be accurate in all material respects as of the Closing as if made at and as of the Closing Date (without giving effect to any supplement to the Purchaser Disclosure Schedule), except where the failure to be true and correct would not have, or would not reasonably be expected to have, a Material Adverse Effect on the Seller. The Seller shall have performed each obligation and agreement and complied with each covenant to be performed and complied with by it hereunder at or prior to the Closing Date.

     7.2 CONSENTS AND APPROVALS. All consents and approvals necessary for the Seller to consummate the transactions contemplated by this Agreement shall have been obtained, including, but not limited to, those set forth on Part 2.9 and
Part 2.15 of the Seller Disclosure Schedule.

     7.3 DUE DILIGENCE. Due diligence investigation of Seller and Seller's business shall have been completed to the satisfaction of Purchaser in its sole discretion.

     7.4 ADDITIONAL DOCUMENTS. The Purchaser shall have received the following documents:

     (A) OFFICERS' CERTIFICATE. The Seller shall have furnished to Purchaser a certificate of the Chief Executive Officer and the Chief Financial Officer of the Seller, dated as of the Closing Date, in which such officers shall certify that, the conditions set forth in Sections 6 (with respect to the Seller) and 7.1, 7.2 and 7.4(c) and (e) (g) have been fulfilled.

     (B) SECRETARY'S  CERTIFICATE.  The Seller shall have furnished to Purchaser
(i) copies of the text of the resolutions by which the corporate action on the part of the Seller necessary to approve this Agreement, and the transactions contemplated hereby and thereby were taken, (ii) a certificate dated as of the Closing Date executed on behalf of the Seller by its corporate secretary or one of its assistant corporate secretaries certifying to Purchaser that such copies are true, correct and complete copies of such resolutions and that such resolutions were duly adopted and have not been amended or rescinded, (iii) an incumbency certificate dated as of the Closing Date executed on behalf of the Seller by its corporate secretary or one of its assistant corporate secretaries certifying the signature and office of each officer of the Seller executing this Agreement, or any other agreement, certificate or other instrument executed pursuant hereto by the Seller, and (iv) a copy of the Articles of Incorporation of the Seller, certified by the Secretary of State of Nevada, and certificate from the Secretary of State of Nevada evidencing the good standing of the Seller in such jurisdiction.

     (C) BOARD APPROVAL. This Agreement and the Acquisition shall have been approved by the Requisite Board Vote.

     (D)   NON-COMPETITION   AGREEMENTS.   Purchaser   shall  have   received  a
non-competition agreement, substantially in the form of Exhibit F, executed by the Seller.

     (E) DELIVERY OF CLOSING BALANCE SHEET. The Seller shall deliver to Purchaser the Closing Balance Sheet in a form reasonably acceptable to Purchaser, with sufficient back-up detail necessary for Purchaser to evaluate the accuracy of the Closing Balance Sheet (including schedules showing aged accounts payable, aged accounts receivable, and documentation verifying all special payment terms).

     (F) LEGAL OPINION. Purchaser and Parent shall have received an opinion of counsel to the Seller, dated as of the Closing, in the form reasonably acceptable to Purchaser and Parent.

     (G) ADDITIONAL AGREEMENTS. The Seller and Purchaser shall have executed a Bill of Sale, Assignment and Assumption Agreement, attached substantially in the form of Exhibits G and D, respectively.

     (H) Purchaser may request in good faith such other documents for the purpose of (i) evidencing the accuracy of any representation or warranty made by the Seller, (ii) evidencing the compliance by the Seller with, or the performance by the Seller of, any covenant or obligation set forth in this Agreement, (iii) evidencing the satisfaction of any condition set forth in this
Section 7, or (iv) otherwise facilitating the consummation or performance of any of the Transactions.

     (I) Seller shall have discharged all accrued payroll obligations to Seller employees and related payroll tax and other employment liabilities relative to the Assets as of the Closing Date.

8. CONDITIONS PRECEDENT TO THE SELLER'S OBLIGATION TO CLOSE.

     The Seller's obligation to sell the Assets and to take the other actions required to be taken by the Seller at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

     8.1 REPRESENTATIONS AND COMPLIANCE. The representations and warranties of the Purchaser and Parent under Section 3 hereof shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the Closing as if made at and as of the Closing Date (without giving effect to any supplement to the Seller Disclosure Schedule), except where the failure to be true and correct would not have, or would not reasonably be expected to have, a Material Adverse Effect on the Purchaser or Parent. The Purchaser and Parent shall have performed each obligation and agreement and complied with each covenant to be performed and complied with by it hereunder at or prior to the Closing Date.

     8.2 CONSENTS AND APPROVALS. All consents and approvals necessary for the Purchaser and Parent to consummate the transactions contemplated by this Agreement shall have been obtained, except where the failure to obtain such

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
consents would not result (individually or in the aggregate) in a Material Adverse Effect on the business of the Purchaser or Parent, as the case may be.

     8.3 ADDITIONAL DOCUMENTS. The Seller shall have received the following documents:

     (A) OFFICERS' CERTIFICATE. The Purchaser and Parent shall each have furnished to Seller a certificate of the an Executive Officer of the Purchaser and Parent, respectively, dated as of the Closing Date, in which such officers shall certify that, the conditions set forth in Sections 6 (with respect to the Seller) and 8.1 and 8.2 have been fulfilled.

     (B) SECRETARY'S  CERTIFICATE.  The Purchaser shall have furnished to Seller
(i) copies of the text of the resolutions by which the corporate action on the part of the Purchaser necessary to approve this Agreement, and the transactions contemplated hereby and thereby were taken, and (ii) a certificate dated as of the Closing Date executed on behalf of the Purchaser by its corporate secretary or one of its assistant corporate secretaries certifying to Purchaser that such copies are true, correct and complete copies of such resolutions and that such resolutions were duly adopted and have not been amended or rescinded.

9. TERMINATION.

     9.1  TERMINATION  EVENTS.  This  Agreement may be  terminated  prior to the
Closing:

     (A) by the Purchaser or Parent if (i) there is a material Breach of any covenant or obligation of the Seller and such Breach shall not have been cured within ten (10) days after the delivery of notice thereof to the Seller, or (ii) the Purchaser reasonably determines that the timely satisfaction of any condition set forth in Section 7 has become impossible or impractical (other than as a result of any failure on the part of the Purchaser to comply with or perform its covenants and obligations set forth in this Agreement);

     (B) by the Seller if (i) there is a material Breach of any covenant or obligation of the Purchaser or Parent and such Breach shall not have been cured within ten (10) days after the delivery of notice thereof to the Purchaser, or
(ii) the Seller reasonably determines that the timely satisfaction of any condition set forth in Section 8 has become impossible (other than as a result of any failure on the part of the Seller to comply with or perform any covenant or obligation set forth in this Agreement);

     (C) by the Parent or Purchaser if the Closing has not taken place on or before September 30, 2014 (other than as a result of any failure on the part of the Purchaser to comply with or perform its covenants and obligations under this Agreement);

     (D) by the Seller if the Closing has not taken place on or before September 30, 2014 (other than as a result of any failure on the part of the Seller to comply with or perform any covenant or obligation set forth in this Agreement); or

     (E) by the mutual written consent of the Parent, Purchaser and the Seller.

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
     9.2 TERMINATION PROCEDURES. If the Parent or Purchaser wishes to terminate this Agreement pursuant to Section 9.1(a) or Section 9.1(c), the Purchaser shall deliver to the Seller a written notice stating that the Purchaser is terminating this Agreement and setting forth a brief description of the basis on which the Purchaser is terminating this Agreement. If the Seller wishes to terminate this Agreement pursuant to Section 9.1(b) or Section 9.1(d), the Seller shall deliver to the Purchaser a written notice stating that the Seller is terminating this Agreement and setting forth a brief description of the basis on which it is terminating this Agreement.

     9.3 LEGAL EFFECT OF TERMINATION. If this Agreement is terminated pursuant to Section 9.1, all further obligations of the parties under this Agreement shall terminate; PROVIDED, HOWEVER, that: (a) no party shall be relieved of any obligation or other Liability arising from any Breach by such party of any provision of this Agreement; (b) the parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in Section 11; and (c) the Seller shall, in all events, remain bound by and continue to be subject to
Section 4.7.

     9.4 TERMINATION FEE. In the event that (A) a proposal to acquire the Assets or the Business, or the shares thereof via purchase, merger or reorganization ("Acquisition Proposal") (whether or not conditional) or statement of intention to make an Acquisition Proposal (whether or not conditional) shall have been made directly to the Seller's stockholders, otherwise publicly disclosed or otherwise communicated to senior management of the Seller or the board of directors of the Seller, (B) this Agreement is thereafter terminated by the Seller pursuant to any provision except for Sections 9.1(b) or 9.1(e) and (C) within twelve (12) months after the date of such termination, the Seller enters into, or submits to its stockholders for adoption, an agreement in respect of any Acquisition Proposal or a transaction in respect of an Acquisition Proposal is consummated (which, in each case, need not be the same Acquisition Proposal that shall have been made, publicly disclosed or communicated prior to termination hereof) then the Seller shall be required to pay to the Purchaser the Termination Fee.

     9.5 NONEXCLUSIVITY OF TERMINATION RIGHTS. The termination rights provided in Section 9.1 shall not be deemed to be exclusive. Accordingly, the exercise by any party of its right to terminate this Agreement pursuant to Section 9.1 shall not be deemed to be an election of remedies and shall not be deemed to prejudice, or to constitute or operate as a waiver of, any other right or remedy that such party may be entitled to exercise (whether under this Agreement, under any other Contract, under any statute, rule or other Legal Requirement, at common law, in equity or otherwise).

     10. INDEMNIFICATION, ETC.

     10.1 SURVIVAL OF REPRESENTATIONS AND COVENANTS.

     (A) Notwithstanding any investigation made by or on behalf of any of the parties hereto or the results of any such investigation and notwithstanding the participation of such party in the Closing, the representations, warranties and covenants contained in Sections 1, 2, 4 and 5 hereof (including all of its subsections) shall terminate thirty-six (36) months following the Closing Date (the "CLAIM TERMINATION DATE"), except with respect to the following representations  and  warranties  of  Seller,  contained  in  the  Agreement  in
Sections: 2.1 (organization), 2.2 (incorporation), 2.5 (title), 2.11 (intellectual property), 2.16 (Tax), 2.19 (Environment), 2.22 (Authority), 2.23

(Brokers), 2.24 (Disclosure), 2.26 (Permits), which shall survive the Closing (even if the damaged party knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect until the expiration of any applicable statutes of limitations (after giving effect to any extensions or waivers) plus 60 days. The covenants of the Seller (or any transferee with respect thereto) shall survive the Closing.

     (B) Nothing contained in this Section 10.1 or elsewhere in this Agreement shall limit any rights or remedy of Seller, Parent or Purchaser for claims based on intentional misrepresentation or fraud.

     10.2 INDEMNIFICATION BY THE SELLER.

     (A) The Seller shall hold harmless and indemnify each of the Indemnitees from and against, and shall compensate and reimburse each of the Indemnitees for, any Damages that are directly or indirectly suffered or incurred by any of the Indemnitees or to which any of the Indemnitees may otherwise become subject at any time (regardless of whether or not such Damages relate to any third-party claim) and that arise directly or indirectly from or as a direct or indirect result of, or are directly or indirectly connected with:

     (I) any Breach of any representation or warranty made by the Seller in this Agreement as of the date of this Agreement (without giving effect to any qualification as to materiality contained or incorporated in such representation or warranty, and without giving effect to any update to the Seller Disclosure Schedule);

     (II) any Breach of any representation or warranty made by the Seller in this Agreement as if such representation and warranty had been made on and as of the Closing Date (without giving effect to any qualification as to materiality contained or incorporated in such representation or warranty, and without giving effect to any update to the Seller Disclosure Schedule);

     (III) any Breach of any representation, warranty, statement, information or provision contained in the Seller Disclosure Schedule, the Closing Certificate or in any other document delivered or otherwise made available to the Parent, Purchaser or any of their Representatives by or on behalf of the Seller or any Representative of the Seller;

     (IV) any Breach of any covenant or obligation of the Seller contained in any of the Transactional Agreements;

     (V) any Liability of the Seller or of any Related Party, other than the Assumed Liabilities;

     (VI) any Liability (other than the Assumed Liabilities) to which the Purchaser, Parent or any of the other Indemnitees may become subject and that arises directly or indirectly from or relates directly or indirectly to (A) any product produced or sold or any services performed by or on behalf of the Seller, (B) the presence of any Hazardous Material at any site owned, leased, occupied or controlled by the Seller on or at any time prior to the Closing

Date, (C) the generation, manufacture, production, transportation, importation, use, treatment, refinement, processing, handling, storage, discharge, release or disposal of any Hazardous Material (whether lawfully or unlawfully) by or on behalf of the Seller, (D) the operation by the Seller of its business, or (E) any failure to comply with any bulk transfer law or similar Legal Requirement in connection with any of the Transactions;

     (VII) any matter identified or referred to in the Seller Disclosure Schedule; or

     (VIII) any Proceeding relating directly or indirectly to any Breach, alleged Breach, Liability or matter of the type referred to in clause "(i)," "(ii)," "(iii)," "(iv)," "(v)", "(vi)" or "(vii)" above (including any Proceeding commenced by any Indemnitee for the purpose of enforcing any of its rights under this Section 10).

     (B) Subject to Section 10.2(c), the Seller shall not be required to make any indemnification payment pursuant to Sections 10.2(a)(i), 10.2(a)(ii) or 10.2(a)(iii) for any Breach as set forth in such Sections until such time as the total amount of all Damages (including the Damages arising from such Breach and all other Damages arising from any other Breaches of any representations or warranties) that have been directly or indirectly suffered or incurred by any one or more of the Indemnitees, or to which any one or more of the Indemnitees has or have otherwise become subject, exceeds $25,000. (If the total amount of such Damages exceeds the $25,000, the Indemnitees shall be entitled to be indemnified against and compensated and reimbursed for the entire amount of such Damages, and not merely the portion of such Damages exceeding $25,000.)

     (C) The limitation on the indemnification obligations of the Seller that is set forth in Section 10.2(b) shall not apply to any Breach arising directly or indirectly from any circumstance of which the Seller had knowledge on or prior to the Closing Date.

     10.3 SETOFF. In addition to any rights of setoff or other rights that the Purchaser, Parent or any of the other Indemnitees may have at common law or otherwise, the Purchaser and Parent shall have the right to withhold and deduct any sum that may be owed to any Indemnitee under this Section 10 from any amount otherwise payable by any Indemnitee to the Seller. The withholding and deduction of any such sum shall operate for all purposes as a complete discharge (to the extent of such sum) of the obligation to pay the amount from which such sum was withheld and deducted.

     10.4 NONEXCLUSIVITY OF INDEMNIFICATION REMEDIES. The indemnification remedies and other remedies provided in this Section 10 shall not be deemed to be exclusive. Accordingly, the exercise by any Person of any of its rights under this Section 10 shall not be deemed to be an election of remedies and shall not be deemed to prejudice, or to constitute or operate as a waiver of, any other right or remedy that such Person may be entitled to exercise (whether under this Agreement, under any other Contract, under any statute, rule or other Legal Requirement, at common law, in equity or otherwise).

     10.5 DEFENSE OF THIRD PARTY CLAIMS. In the event of the assertion or commencement by any Person of any claim or Proceeding (whether against Purchaser, Parent, the Seller, or any other Person) with respect to which the

Seller may become obligated to hold harmless, indemnify, compensate or reimburse an Indemnitee pursuant to Section 10, Indemnitee shall have the right, at its election, to proceed with the defense of such claim or Proceeding on its own with counsel reasonably satisfactory to the Seller. If Indemnitee so proceeds with the defense of any such claim or Proceeding:

     (A) subject to the other provisions of Section 10, all reasonable expenses relating to the defense of such claim or Proceeding shall be borne and paid exclusively by the Seller;

     (B) the Seller shall make available to Indemnitee any documents and materials in its possession or control that may be necessary to the defense of such claim or Proceeding; and

     (C) Indemnitee shall have the right to settle, adjust or compromise such claim or Proceeding; PROVIDED, HOWEVER, that if Indemnitee settles, adjusts or compromises any such claim or Proceeding without the consent of the Seller, such settlement, adjustment or compromise shall not be conclusive evidence of the amount of Damages incurred by Indemnitee in connection with such claim or Proceeding (it being understood that if Indemnitee requests that the Seller consent to a settlement, adjustment or compromise, the Seller shall not unreasonably withhold or delay such consent).

     (D) Indemnitee shall give the Seller prompt notice of the commencement of any such Proceeding against Indemnitee or the Seller, PROVIDED, HOWEVER, that any failure on the part of Indemnitee to so notify the Seller shall not limit any of the obligations of the Seller under Section 10 (except to the extent such failure materially prejudices the defense of such Proceeding). If Indemnitee does not elect to proceed with the defense of any such claim or Proceeding, the Seller may proceed with the defense of such claim or Proceeding with counsel reasonably satisfactory to Indemnitee; PROVIDED, HOWEVER, that the Seller may not settle, adjust or compromise any such claim or Proceeding without the prior written consent of Indemnitee (which consent may not be unreasonably withheld or delayed).

     10.6 EXERCISE OF REMEDIES BY PERSONS OTHER THAN AN INDEMNITEE. No Person (other than an Indemnitee or any successor thereto or assign thereof) shall be considered a third party beneficiary of the agreements in this Section 10 and no such person shall be permitted to assert any indemnification claim or exercise any other remedy under this Agreement. Without limiting the generality of the foregoing, (i) no employee of the Seller shall have any rights under this Agreement or under any of the other Transactional Agreements, and (ii) no creditor of the Seller shall have any rights under this Agreement or any of the other Transactional Agreements.

11. GENERAL PROVISIONS

     11.1 NOTICES. Unless otherwise provided herein, any notice required or permitted under this Agreement shall be deemed effective upon the earlier of (a) actual receipt or (b) (i) one (1) business day after delivery by confirmed facsimile transmission, (ii) one (1) business day after the business day of deposit with a nationally recognized overnight courier service for next day delivery, freight prepaid, or (iii) three (3) business days after deposit with the United States Post Office for delivery by registered or certified mail, postage prepaid. Any such notice shall be addressed to the party to be notified

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
at the address indicated for such party indicated on the signature pages or exhibits hereto, or at such other address as such party may designate by ten
(10) days' advance written notice to the other parties.

     11.2 COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

     11.3 GOVERNING LAW. This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of California (without giving effect to principles of conflicts of laws).

     11.4 MANDATORY ARBITRATION.

     (A) If Purchaser and Parent on one hand, and the Seller and Stockholders on the other hand, are unable to resolve any dispute relating to this Agreement (an "ARBITRABLE DISPUTE") then the dispute shall be settled by binding arbitration in San Jose, California, in accordance with JAMS' Comprehensive Arbitration Rules and Procedures (the "JAMS RULES") then in effect. However, in all events, the provisions contained herein shall govern over any conflicting rules which may now or hereafter be contained in the JAMS Rules. The arbitrator shall have the authority to grant any equitable and legal remedies that would be available if any judicial proceeding was instituted to resolve an Arbitrable Dispute. The final decision of the arbitrator will be furnished by the arbitrator to the Seller, Purchaser and Parent in writing and will constitute a final, conclusive and non-appealable determination of the issue in question, binding upon the Seller, Purchaser and Parent, and an order with respect thereto may be entered in any court of competent jurisdiction.

     (B) Any such arbitration will be conducted before a single arbitrator who will be compensated for his or her services at a rate to be determined by the parties hereto or by JAMS, but based upon reasonable hourly or daily consulting rates for the arbitrator in the event the parties are not able to agree upon his or her rate of compensation.

     (C) The arbitrator shall be mutually agreed upon by Purchaser, Parent, and Seller. In the event such parties are unable to agree within 20 days following submission of the dispute to JAMS by one of the parties, JAMS will have the authority to select an arbitrator from a list of arbitrators who satisfy the criteria set forth in clause "(d)" hereof.

     (D) No arbitrator shall have any past or present family, business or other relationship with the parties hereto, "affiliate" (as such term is defined in Rule 12b-2 of the Exchange Act), director or officer thereof, unless following full disclosure of all such relationships, the parties hereto agree in writing to waive such requirement with respect to an individual in connection with any dispute.

     (E) The arbitrator shall be instructed to hold up to an eight hour, one day hearing regarding the disputed matter within 60 days of his or her designation and to render an award (without written opinion) no later than 10 days after the conclusion of such hearing, in each case unless otherwise mutually agreed in writing by the parties hereto.

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
     (F) No discovery other than an exchange of relevant documents may occur in any arbitration commenced under the provisions of this Section 11.4. Purchaser, Parent, and Seller agree to act in good faith to promptly exchange relevant documents.

     (G) Purchaser and Parent on one hand and the Seller on the other hand, will each pay 50% of the initial compensation to be paid to the arbitrator in any such arbitration and 50% of the costs of transcripts and other normal and regular expenses of the arbitration proceedings; PROVIDED, HOWEVER, that: (A) the prevailing party in any arbitration will be entitled to an award of attorneys' fees and costs; and (B) all costs of arbitration, other than those provided for above, will be paid by the losing party, and the arbitrator will be authorized to determine the identity of the prevailing party and the losing party.

     (H) The arbitrator chosen in accordance with these provisions will not have the power to alter, amend or otherwise affect the terms of these arbitration provisions or any other provisions contained in this Agreement.

     (I) Except as specifically otherwise provided in the Agreement, arbitration will be the sole and exclusive remedy of the parties for any Arbitrable Dispute or any other dispute arising out of or relating to the Agreement.

     11.5 SUCCESSORS AND ASSIGNS; PARTIES IN INTEREST.

     (A) This Agreement shall be binding upon: the Seller and its successors and assigns (if any), the Purchaser and its successors and assigns (if any) and the Parent and its successors and assigns (if any). This Agreement shall inure to the benefit of the Seller, the Purchaser, the Parent and the other Indemnitees (subject to Section 10.6); and the respective successors and assigns (if any) of the foregoing.

     (B) The Purchaser may freely assign any or all of its rights under this Agreement (including its indemnification rights under Section 10), in whole or in part, to any other Person without obtaining the consent or approval of any other Person. The Seller shall not be permitted to assign any of his or its rights or delegate any of his or its obligations under this Agreement without the Purchaser's prior written consent.

     11.6 WAIVER. At any time prior to or following the Closing Date, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto or (b) waive compliance with any of the agreements of the other party or with any conditions to its own obligations, in each case only to the extent such obligations, agreements and conditions are intended for its benefit. Any such extension or waiver shall only be effective if made in writing and duly executed by the party giving such extension or waiver.

     11.7 AMENDMENTS. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of the Purchaser, Parent, and Seller.

     11.8 SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the

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validity or  enforceability  of the  offending  term or  provision  in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

     11.9 ENTIRE AGREEMENT. This Agreement sets forth the entire understanding of the parties relating to the subject matter thereof and supersedes all prior agreements, letters of intent and understandings among or between any of the parties relating to the subject matter thereof.

     11.10 EXPENSES. Whether or not the transactions contemplated by this Agreement are consummated, each party will pay its own expenses in connection with the negotiation, execution and performance of this Agreement, the transactions contemplated by this Agreement and all things required to be done in connection with this Agreement, including attorneys' fees, brokerage or financial advisor fees, filing fees and accounting fees.

     11.11 INCORPORATION OF SCHEDULES AND EXHIBITS. All Schedules and Exhibits referred to in this Agreement are specifically incorporated into this Agreement by reference. Capitalized terms not otherwise defined in the Schedules or Exhibits to this Agreement will have the meanings given to them in this Agreement.

     11.12 THIRD PARTY BENEFICIARIES. With the exception of the parties to this Agreement, there will exist no right of any Person to claim a beneficial interest in this Agreement or any rights occurring by virtue of this Agreement.

     11.13 NO CONSTRUCTION AGAINST DRAFTER. This Agreement is being entered into between competent parties, who are experienced in business and represented by counsel, and has been reviewed by the parties and their counsel. Therefore, any ambiguous language in this Agreement will not necessarily be construed against any particular party as the drafter of such language.

     11.14 FURTHER ASSURANCES. From time to time after the date of this Agreement, without further consideration, the parties will cooperate with each other and will execute and deliver such documents to the other party as such other party may reasonably request to carry out any of the transactions contemplated by this Agreement.

     The parties to this Agreement have caused this Agreement to be executed and delivered as of August 13, 2014.

                                 LITHIUM CORPORATION,
                                 A Nevada corporation


                                 /s/ Brian Goss
                                 -----------------------------------------------
                                 , President


                                 /s/ Brian Goss
                                 -----------------------------------------------
                                 , Secretary

                                 ADDRESS:

                                 5976 LINGERING BREEZE ST.
                                 LAS VEGAS, NV 89148

                                 PATHION MINING, INC.
                                 a Nevada corporation


                                 By: /s/Daryl Stemm
                                    --------------------------------------------
                                 Title: CEO
                                       -----------------------------------------

                                 ADDRESS:
                                 16450 Los Gatos Blvd, Suite 207
                                 Los Gatos, CA 95032
                                 Fax: (408) 356-3828

                                 PATHION, INC.
                                 a Delaware corporation


                                 By: /s/Michael Liddle
                                    --------------------------------------------

                                 Title: CEO
                                       -----------------------------------------

                                 ADDRESS:
                                 16450 Los Gatos Blvd, Suite 207
                                 Los Gatos, CA 95032
                                 Fax: (408) 356-3828

                                    EXHIBIT A

                               CERTAIN DEFINITIONS

     For purposes of the Agreement (including this Exhibit A):

     "ACQUISITION TRANSACTION" shall mean any transaction involving: (a) the sale or other disposition of all or any portion of the business or assets of the Seller (other than in the Ordinary Course of Business); (b) the issuance, sale or other disposition of (i) any capital stock or other securities of the Seller,
(ii) any option, call, warrant or right (whether or not immediately exercisable) to acquire any capital stock or other securities of the Seller, or (iii) any security, instrument or obligation that is or may become convertible into or exchangeable for any capital stock or other securities of the Seller; or (c) any merger, consolidation, business combination, share exchange, reorganization or similar transaction involving the Seller.

     "ASBESTOS LIABILITIES" means any Liabilities arising from, relating to, or based on the presence or alleged presence of asbestos or asbestos-containing materials in any product or item designed, manufactured, sold, marketed, installed,  stored,  transported,  handled,  or  distributed  at  any  time,  or otherwise based on the presence or alleged presence of asbestos or asbestos-containing materials at any property or facility or in any structure, including without limitation, any Liabilities arising from, relating to or based on any personal or bodily injury or illness.

     "BREACH" means a breach of a representation, warranty, covenant, obligation or other provision if there is or has been (a) any inaccuracy in or breach (including any inadvertent or innocent breach) of, or any failure (including any inadvertent failure) to comply with or perform, such representation, warranty, covenant, obligation or other provision, or (b) any claim (by any Person) or other circumstance that is inconsistent with such representation, warranty, covenant, obligation or other provision; and the term "Breach" shall be deemed to refer to any such inaccuracy, breach, failure, claim or circumstance.

     "CLOSING BALANCE SHEET" means the pro forma balance sheet of the Business dated as of the Closing Date.

     "CONSENT" shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

     "CONTRACT" shall mean any written, oral, implied or other agreement, lease (of both real and personal property), contract, understanding, arrangement, instrument, note, guaranty, indemnity, representation, warranty, deed, assignment, power of attorney, certificate, purchase order, work order, insurance policy, benefit plan, commitment, covenant, assurance or undertaking of any nature.

     "DAMAGES" shall include any loss, damage, injury, decline in value, lost opportunity, Liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including any legal fee, expert fee, accounting fee or advisory fee), charge, cost (including any cost of investigation) or expense of any nature.

     "ENCUMBRANCE" shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, equity, trust, equitable interest, claim, preference, right of possession, lease, tenancy, license, encroachment, covenant, infringement, interference, Order, proxy, option, right of first refusal, preemptive right, community property interest, legend, defect, impediment, exception, reservation, limitation, impairment, imperfection of title, condition or restriction of any nature (including any restriction on the transfer of any asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

     "ENTITY" shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, cooperative, foundation, society, political party, union, Seller (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

     "ENVIRONMENTAL, HEALTH, AND SAFETY REQUIREMENTS" shall mean, as amended and as now and hereafter in effect, all federal, state, local, and foreign statutes, regulations, ordinances, and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations, and all common law concerning public health and safety, worker health and safety, pollution, or protection of the environment, including, without limitation, all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any substances, or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise, or radiation or other Hazardous Materials.

     "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended.

     "EXCLUDED ASSETS" shall mean the assets identified on Exhibit H (to the extent owned by the Seller on the Closing Date).

     "GAAP" shall mean generally accepted accounting principles.

     "GOVERNMENTAL AUTHORIZATION" shall mean any: (a) permit, license, certificate, franchise, concession, approval, consent, ratification, permission, clearance, confirmation, endorsement, waiver, certification, designation, rating, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

     "GOVERNMENTAL BODY" shall mean any: (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or Entity and any court or other tribunal); (d) multi-national organization or body; or (e) individual, Entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

     "HAZARDOUS MATERIAL" shall include: (a) any petroleum, waste oil, crude oil, asbestos, urea formaldehyde or polychlorinated biphenyl; (b) any waste, gas or other substance or material that is explosive or radioactive; (c) any "hazardous substance," "pollutant," "contaminant," "hazardous waste," "regulated substance," "hazardous chemical" or "toxic chemical" as designated, listed or defined (whether expressly or by reference) in any statute, regulation or other Legal Requirement (including the Comprehensive Environmental Response, Compensation and Liability Act and any other so-called "superfund" or "superlien" law and the respective regulations promulgated thereunder); (d) any other substance or material (regardless of physical form) or form of energy that is subject to any Legal Requirement which regulates or establishes standards of conduct in connection with, or which otherwise relates to, the protection of human health, plant life, animal life, natural resources, property or the enjoyment of life or property from the presence in the environment of any solid, liquid, gas, odor, noise or form of energy; and (e) any compound, mixture, solution, product or other substance or material that contains any substance or material referred to in clause "(a)", "(b)", "(c)" or "(d)" above.

     "INDEMNITEES" shall mean the following Persons: (a) the Purchaser; (b) the Parent; (c) the Purchaser's and Parent's current and future affiliates; (d) the respective Representatives of the Persons referred to in clauses "(a), " "(b)" and "(c)" above; and (e) the respective successors and assigns of the Persons referred to in clauses "(a)", "(b)", "(c)" and ("d") above.

     "INTELLECTUAL PROPERTY RIGHTS" shall mean and include all rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights, and mask works; (b) trademark and trade name rights and similar rights; (c) trade secret rights; (d) Patents and industrial property rights; (e) other proprietary rights in intellectual property of every kind and nature; and (f) all registrations, renewals, extensions, continuations, divisions, or reissues of, and applications for, any of the rights referred to in clauses (a) through (e) above.

     "KNOWLEDGE" shall mean the actual knowledge of the Seller's, Purchaser's or Parent's directors and officers, and that such person has no reason to believe that such fact or other matter is other than what is represented after such investigation that such director or officer, as the case may be, should reasonably be expected to conduct through the exercise of reasonable care in the conduct of the business of the Seller, Purchaser or Parent and in preparation of this Agreement, the Transactional Agreements and the disclosure schedules contemplated hereby.

     "LEGAL REQUIREMENTS" shall mean any federal, state, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, ruling, directive, pronouncement, requirement, specification, determination, decision, opinion or interpretation issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Body.

     "LIABILITY" OR "LIABILITIES" shall mean any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with generally accepted accounting principles and regardless of whether such debt, obligation, duty or liability is immediately due and payable.

     "MATERIAL ADVERSE EFFECT" shall, with respect to an entity, mean any condition, event, change or occurrence, individually or collectively, that has had or may reasonably be expected to have a material adverse effect on the business, operations, results of operations or financial condition of such entity on a consolidated basis.

     "OPEN SOURCE CODE" shall mean any software code that is distributed as "free software" or "open source software" or is otherwise distributed publicly in source code form under terms that permit modification and redistribution of such software. Open Source Code includes software code that is licensed under the GNU General Public License, GNU Lesser General Public License, Mozilla License, Common Public License, Apache License, BSD License, Artistic License, or Sun Community Source License.

     "ORDER" shall mean any: (a) order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, subpoena, writ or award issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Body or any arbitrator or arbitration panel; or (b) Contract with any Governmental Body entered into in connection with any Proceeding.

     "ORDINARY COURSE OF BUSINESS" shall mean an action taken by or on behalf of the Seller shall not be deemed to have been taken in the "Ordinary Course of Business" unless:

               (a) such action is recurring in nature, is consistent with the past practices of the Seller and is taken in the ordinary course of the normal day-to-day operations of the Seller;

               (b) such action is taken in accordance with sound and prudent business practices;

               (c) such action is not required to be authorized by the Stockholders of the Seller, the board of directors of the Seller or any committee of the board of directors of the Seller and does not require any other separate or special authorization of any nature; and

               (d) such action is similar in nature and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal day-to-day operations of comparable companies of the same size and within the same industry.

     "PERSON" shall mean any individual, Entity or Governmental Body.

     "PRE-CLOSING PERIOD" shall mean the period from the date of the Agreement through the Closing Date.

     "PURCHASER DISCLOSURE SCHEDULE" shall mean the disclosure schedule (dated as of the date of this Agreement) delivered to Seller on behalf of the Purchaser and prepared in accordance with Article 3 of this Agreement.

     "PROCEEDING" shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding and any informal proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or any arbitrator or arbitration panel.

     "RELATED PARTY" shall mean: (a) each individual who is, or who has at any time been, an officer of the Seller; (b) each member of the family of each of the individuals referred to in clause "(a)" above; and (c) any Entity (other than the Seller) in which any one of the individuals referred to in clauses
"(a)" and "(b)" above holds or held (or in which more than one of such individuals collectively hold or held), beneficially or otherwise, a controlling interest or a material voting, proprietary or equity interest.

     "REPRESENTATIVES"  shall  mean  officers,  directors,   employees,  agents,
attorneys, accountants, advisors and representatives.

     "REQUISITE SELLER STOCKHOLDER VOTE" shall mean the affirmative vote, or written consent, of the holders of a majority of the outstanding Seller Common Stock.

     "RESTRICTED STOCK PURCHASE AGREEMENT" shall mean that certain agreement executed by Seller and Parent, which governs the Parent securities (including without limitation restrictions on transfer, repurchase rights, securities law compliance, and right of first refusal) issued to Seller pursuant to this Agreement, and executed at the Closing.

     "SECURITIES ACT" shall mean the Securities Act of 1933, as amended.

     "SELLER DISCLOSURE SCHEDULE" shall mean the disclosure schedule (dated as of the date of this Agreement) delivered to the Purchaser on behalf of Seller and prepared in accordance with Article 2 of this Agreement.

     "SELLER EMPLOYEE" shall mean any current or former employee, independent contractor or director of the Seller or any Person under common control with the Seller within the meaning of Sections 414(b), (c), (m) and (o) of the Code, and the regulations issued thereunder.

     "SELLER EMPLOYEE AGREEMENT" shall mean each management, employment, severance, consulting, relocation, repatriation or expatriation agreement or other Contract between the Seller or any Seller Affiliate and any Seller Employee, other than any such management, employment, severance, consulting, relocation, repatriation or expatriation agreement or other Contract with a Seller Employee which is terminable "at will" without any obligation on the part of the Seller or any Seller Affiliate to make any payments or provide any benefits in connection with such termination.

     "SELLER EMPLOYEE PLAN" shall mean any plan, program, policy, practice, Contract or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, including each "employee benefit plan," within the meaning of Section 3(3) of ERISA (whether or not ERISA is applicable to such plan), that is or has been maintained, contributed to, or required to be contributed to, by the Seller or any Seller Affiliate for the benefit of any Seller Employee, or with respect to which the Seller or any Seller Affiliate has or may have any liability or obligation, except such definition shall not include any Seller Employee Agreement.

     "TAX" shall mean any tax (including any income tax, franchise tax, capital gains tax, estimated tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, occupation tax, inventory tax, occupancy tax, withholding tax or payroll tax), levy, assessment, tariff, impost, imposition, toll, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), that is, has been or may in the future be (a) imposed, assessed or collected by or under the authority of any Governmental Body, or (b) payable pursuant to any tax-sharing agreement or similar Contract.

      "TAX RETURN" shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information that is, has been or may in the future be filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

     "TERMINATION FEE" shall mean an amount equal to Two Hundred-Fifty Thousand Dollars ($250,000.00), payable according to the terms of Section 9.4 hereof.

     "TRANSACTIONAL AGREEMENTS" shall mean: (a) this Agreement; (b) the Assumption Agreement; (c) the Non-competition Agreement; (d) the Closing Certificate, (e) the Bill of Sale, (f) the Restricted Stock Purchase Agreement,
(g) the Escrow Agreement, and any other related agreement(s) referenced in this Agreement, and/or which are necessary to complete the Closing and the Transactions contemplated hereunder.

     "TRANSACTIONS" shall mean (a) the execution and delivery of the respective Transactional Agreements, and (b) all of the transactions contemplated by the respective Transactional Agreements, including: (i) the sale of the Assets by the Seller to the Purchaser in accordance with the Agreement; (ii) the assumption of the Assumed Liabilities by the Purchaser pursuant to the Assumption Agreement; (iii) the issue of 500,000 shares of Common Stock of the Parent to be subscribed to by the Seller; and (iii) the performance by the Seller and the Purchaser of their respective obligations under the Transactional Agreements, and the exercise by the Seller and the Purchaser of their respective rights under the Transactional Agreements.

                                 EXHIBIT B

                         LIST OF ASSUMED CONTRACTS

(San Emidio) Claimant Association Agreement dated 1 September 2009 by and between Lithium Corporation, Tom Lewis, Simona G. Marie and John E. Hiner

(Fish Lake Valley) Lease Purchase Agreement dated 1 June 2009 by between an association of mining claimants: Nevada Mining Co., Inc., (a Nevada Corporation), Robert Craig, Barbara Craig and Elizabeth Dickman (formerly Elizabeth Craig), (collectively, the "Seller") and Lithium Corporation

(BC Sugar) Trust Agreement dated 30 August 2013 by and between Tom Lewis and Lithium Corporation

                                    EXHIBIT C

                            FORM OF ESCROW AGREEMENT

     THIS ESCROW AGREEMENT (this "Escrow Agreement") is entered into as of [Month __], 2014, by and among Pathion Mining, Inc., a Nevada corporation ("Purchaser"), Pathion, Inc., a Delaware corporation ("Parent"), Lithium Corporation, a Nevada corporation ("Seller"), and [_________] (the "Escrow Agent"). Each of Purchaser, the Escrow Agent and Seller are referred to herein individually as a "Party" and collectively as the "Parties". Unless otherwise defined herein, capitalized terms used herein shall have the meanings assigned to them in the Asset Purchase Agreement (as defined below).

     WHEREAS, Purchaser, Seller and the other parties named therein have entered into the Asset Purchase Agreement, dated as of August ___, 2014 (the "Asset Purchase Agreement"), providing for, among other things, the purchase by Purchaser of Assets of Seller;

     WHEREAS, the Asset Purchase Agreement provides that the Escrowed Funds (as defined below) will be held in escrow in an escrow account established pursuant hereto to partially secure the payment of (i) the post-closing adjustment, if any, pursuant to Section 1.2(a)(i) of the Asset Purchase Agreement and (ii) the indemnity obligations of the Seller Parties pursuant to Section 10 of the Asset Purchase Agreement; and

     WHEREAS, the Parties desire to establish the terms and conditions pursuant to which the escrow account shall be established and maintained and the Escrowed Funds shall be held and distributed.

     NOW,   THEREFORE,   in   consideration   of  the  promises  and  respective
representations, warranties, covenants and agreements set forth herein, the Parties agree as follows:

     1. Escrow.

     1.1 Escrow Deposit. Upon the Closing and pursuant to Section 1.2(a)(i) of the Asset Purchase Agreement, Purchaser shall deposit with the Escrow Agent the sum of One Million Dollars ($1,000,000.00) (the "Escrow Deposit").

     1.2 Escrowed Funds. The escrowed funds (the "Escrowed Funds") shall consist of the following, whether now or hereafter acquired, together, in each case, with the proceeds thereof: (x)(i) the Escrow Deposit; plus (ii) interest, dividends and other income, if any, resulting from the investment of such amounts and earnings thereon; less (y) in each case, any amounts actually distributed to the Purchaser Indemnified Parties pursuant to this Escrow Agreement and the Asset Purchase Agreement and any amount withdrawn by the Escrow Agent hereunder. The Escrow Agent shall hold the Escrowed Funds in a separate account and, subject to the terms and conditions hereof, shall invest and reinvest the Escrowed Funds as directed in Section 2. Seller shall have no right to any accrued interest.

     2. Escrow Agent Provisions.

     2.1 Escrow Agent. Purchaser, Parent and Seller hereby appoint the Escrow Agent as their escrow agent for the purposes set forth herein, and the Escrow Agent hereby accepts such appointment under the terms and conditions set forth herein.

     2.2 Investments. During the term of this Escrow Agreement, the Escrow Agent shall retain the Escrowed Funds in a separate account subject to the terms and conditions hereof. Instructions to make any other investment ("Alternative Investment") must be in writing and shall specify the type and identity of the investments to be purchased and/or sold. The Escrow Agent or any of its affiliates may receive compensation with respect to any Alternative Investment directed hereunder, including, without limitation, charging any applicable agency fee in connection with each transaction. Purchaser, Parent and Seller recognize and agree that the Escrow Agent will not provide supervision, recommendations or advice relating to either the investment of moneys held in the Escrowed Funds or the purchase, sale, retention or other disposition of any investment described herein. The Escrow Agent shall not have any liability for any loss sustained as a result of any investment in an investment made pursuant to the terms of this Escrow Agreement or as a result of any liquidation of any investment in accordance with the terms of this Escrow Agreement that is prior to its maturity or for the failure of Purchaser and Seller to give the Escrow Agent instructions to invest or reinvest the Escrowed Funds. The Escrow Agent shall have the right to liquidate any investments held in order to provide funds necessary to make required payments under this Escrow Agreement. The Parties agree that the Escrowed Funds shall be registered, held in the name of and treated as owned by Purchaser unless and until released to Seller pursuant to
Section 5 hereof.

     2.3 Fees and Expenses. Purchaser and Parent agree (a) to pay the Escrow Agent upon execution of this Escrow Agreement and from time to time thereafter reasonable compensation for the services to be rendered hereunder, along with any fees or charges for accounts, including those levied by any governmental authority which the Escrow Agent may impose, charge or pass-through, which unless otherwise agreed in writing shall be as described in Schedule 1 attached hereto, and (b) to pay or reimburse the Escrow Agent upon request for all expenses, disbursements and advances, including, without limitation, reasonable attorney's fees and expenses, incurred or made by it in connection with the performance, modification and termination of this Escrow Agreement. The payment and reimbursement obligations set forth in this Section 2.3 shall survive the resignation, replacement or removal of the Escrow Agent or the termination of this Agreement.

     2.4 Exculpation.

     (a) The Escrow Agent shall have only those duties as are specifically and expressly provided herein, which shall be deemed purely ministerial in nature, and no other duties shall be implied. The Escrow Agent shall neither be responsible for, nor chargeable with, knowledge of, nor have any requirements to comply with, the terms and conditions of any other agreement, instrument or document between Purchaser, Parent and Seller, in connection herewith, if any, including, without limitation, the Asset Purchase Agreement nor shall the Escrow Agent be required to determine if any person or entity has complied with the Asset Purchase Agreement, nor shall any additional obligations of the Escrow Agent be inferred from the terms of the Asset Purchase Agreement, even though reference thereto may be made in this Escrow Agreement. The Escrow Agent may rely upon and shall not be liable for acting or refraining from acting upon any written notice, document, instruction or request furnished to it hereunder and believed by it to be genuine and to have been signed or presented by Purchaser (or Parent) or Seller without inquiry and without requiring substantiating evidence of any kind. The Escrow Agent shall not be liable to Purchaser, Parent, Seller, any beneficiary or other person for refraining from acting upon any instruction setting forth, claiming, containing, objecting to, or related to the transfer or distribution of the Escrowed Funds, or any portion thereof, unless such instruction shall have been delivered to the Escrow Agent in accordance with Section 8.3 below and the other express provisions of this Escrow Agreement and the Escrow Agent has been able to satisfy any applicable security procedures as may be required thereunder. The Escrow Agent shall be under no duty to inquire into or investigate the validity, accuracy or content of any such document, notice, instruction or request. The Escrow Agent shall have no duty to solicit any payments which may be due it or the Escrowed Funds, including, without limitation, the Escrow Deposit nor shall the Escrow Agent have any duty or obligation to confirm or verify the accuracy or correctness of any amounts deposited with it hereunder.

     (b) The Escrow Agent shall not be liable for any action taken, suffered or omitted to be taken by it in good faith except to the extent that a final adjudication of a court of competent jurisdiction determines that the Escrow Agent's gross negligence, bad faith or willful misconduct was the cause of any loss to Purchaser, Parent or Seller. The Escrow Agent may execute any of its powers and perform any of its duties hereunder directly or through affiliates or agents. The Escrow Agent may consult with counsel, accountants and other skilled persons to be selected and retained by it. The Escrow Agent shall not be liable for any action taken, suffered or omitted to be taken by it in accordance with, or in reliance upon, the advice or opinion of any such counsel, accountants or other skilled persons. In the event that the Escrow Agent shall be uncertain or believe there is some ambiguity as to its duties or rights hereunder or shall receive instructions, claims or demands from Purchaser, Parent or Seller that, in its opinion, conflict with any of the provisions of this Escrow Agreement, it shall be entitled to refrain from taking any action and its sole obligation shall be to keep safely all property held in escrow until it shall be given a direction in writing by Purchaser (or Parent) and Seller that eliminates such ambiguity or uncertainty to the satisfaction of Escrow Agent or by a final and non-appealable order or judgment of a court of competent jurisdiction. Purchaser, Parent and Seller agree to pursue any redress or recourse in connection with any dispute without making the Escrow Agent a party to the same. Anything in this Escrow Agreement to the contrary notwithstanding, in no event shall the Escrow Agent be liable for special, incidental, punitive, indirect or consequential loss or damage of any kind whatsoever (including, but not limited to, lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

     2.5 Indemnification.

     (a) As to the Escrow Agent, the Purchaser, Parent and Seller shall indemnify, defend and save harmless the Escrow Agent and its affiliates and their respective successors, assigns, agents and employees (the "Indemnitees") from and against any and all losses, damages, claims, liabilities, penalties, judgments, settlements, litigation, investigations, costs or expenses (including, without limitation, the fees and expenses of outside counsel and experts and their staffs and all expense of document location, duplication and shipment)(collectively "Losses"), arising out of or in connection with (i) the Escrow Agent's execution and performance of this Escrow Agreement, tax reporting or withholding, the enforcement of any rights or remedies under or in connection with this Escrow Agreement, or as may arise by reason of any act, omission or error of the Indemnitee, except in the case of any Indemnitee to the extent that such Losses are finally adjudicated by a court of competent jurisdiction to have been primarily caused by the gross negligence, bad faith or willful misconduct of such Indemnitee, or (ii) its following any instructions or other directions, whether joint or singular, from the Parties, except to the extent that its following any such instruction or direction is expressly forbidden by the terms hereof. Solely among themselves, Purchaser, Parent and Seller agree that the indemnity obligations set forth in this Section 2.5(a) shall be shared equally, one-half (1/2) by Purchaser (or Parent) and one-half (1/2) by Seller, and shall survive the resignation, replacement or removal of the Escrow Agent or the termination of this Escrow Agreement.

     (b) Purchaser, Parent and Seller hereby grant the Escrow Agent a lien on, right of set-off against and security interest in, the Escrowed Funds for the payment of any claim for indemnification, fees, expenses and amounts due to the Escrow Agent or an Indemnitee. In furtherance of the foregoing, the Escrow Agent is expressly authorized and directed, but shall not be obligated, to charge against and withdraw from the Escrowed Funds for its own account or for the account of an Indemnitee any amounts due to the Escrow Agent or to an Indemnitee under either Sections 2.3, 2.5(a) or 2.6(a) of this Agreement. To the extent that any such amounts that are due to the Escrow Agent under such sections of this Escrow Agreement are payable by Purchaser, Parent or Seller but are nevertheless paid from the Escrowed Funds, such amounts shall thereafter promptly be deposited by such Party with the Escrowed Funds. This Section 2.5(b) will not affect the Parties' payment obligations under Sections 2.3 and 2.5(a), or the right of either Party to recover amounts paid on behalf of the other Party pursuant to this Section 2.5(b).

     2.6 Resignation or Removal of Escrow Agent.

     (a) The Escrow Agent may resign and be discharged from its duties or obligations hereunder by giving thirty (30) days advance notice in writing of such resignation to Purchaser, Parent and Seller specifying a date when such resignation shall take effect. If Purchaser (or Parent) and Seller have failed to appoint a successor escrow agent prior to the expiration of thirty (30) days following receipt of the notice of resignation, the Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor escrow agent or for other appropriate relief, and any such resulting appointment shall be binding upon all of the Parties hereto. The Escrow Agent's sole responsibility after such thirty (30) day notice period expires shall be to hold the Escrowed Funds (without any obligation to reinvest the same) and to deliver the same to a designated substitute escrow agent, if any, or in accordance with the directions of a final order or judgment of a court of competent jurisdiction, at which time of delivery the Escrow Agent's obligations hereunder shall cease and terminate, subject to the provisions of Section 2.6(b). In accordance with Section 2.6(b) below, the Escrow Agent shall have the right to withhold an amount equal to any amount due and owing to the Escrow Agent, plus any costs and expenses the Escrow Agent shall reasonably believe may be incurred by the Escrow Agent in connection with the termination of this Escrow Agreement.

     (b) Any entity into which the Escrow Agent may be merged or converted or with which it may be consolidated, or any entity to which all or substantially all the escrow business may be transferred, shall be the Escrow Agent under this Escrow Agreement without further act.

     3. No Inquiry by Escrow Agent into Asset Purchase Agreement. The Escrow Agent shall not, nor shall it be required to, inquire into or consider whether any Escrow Claims or any accrued interest has been determined in accordance with the requirements of the Asset Purchase Agreement.

     4. Escrow Claims. Purchaser (or Parent) shall be entitled to make claims against the Escrowed Funds under Section 10 of the Asset Purchase Agreement as set forth in this Section 4 ("Escrow Claims") at any time after the date of this Escrow Agreement and prior to 11:59 p.m., Eastern Time, on the Release Date (as defined below). Any Escrow Claim shall be presented to the Escrow Agent as follows:

     4.1 Notice. Escrow Claims against the Escrowed Funds shall be made by Purchaser (or Parent) on its own behalf or on behalf of any other Indemnified Party. No Person other than Purchaser (or Parent) shall be permitted to make Escrow Claims against the Escrowed Funds under this Section 4.

     4.2 Amount of Escrow Claims. Purchaser (or Parent) shall notify the Escrow Agent and Seller in writing of any amounts that an Indemnified Party asserts are subject to Escrow Claims under Section 10 of the Asset Purchase Agreement. Purchaser (or Parent) shall be entitled in any Escrow Claims to include claims for potential or contingent Damages where the full amount of Damages is not then readily determinable if the Escrow Claim sets forth a good faith basis for any such potential or contingent Damages. Purchaser shall have the right to offset the amount set forth in any Escrow Claim against any portion of the Escrowed Funds by (i) instructing the Escrow Agent to immediately establish and set aside from the Escrowed Funds a reserve in an amount equal to the good faith estimate of the Damages, as shall be set forth in such Escrow Claim (the "Reserved Amount"), and (ii) requesting that the Escrow Agent either (A) make a prompt distribution to the Indemnified Party of the Reserved Amount (subject to the time periods set forth in Section 4.4) and/or (B) with respect to any potential or contingent Damages, establish and set aside the Reserved Amount until the amount of the Escrow Claim is determinable and resolved, or not disputed, as set forth herein. From time to time, Purchaser (or Parent) may amend any prior Escrow Claim to reflect additional Damages under such Escrow Claim. The amount set aside or reserved for any Escrow Claim shall be available to be set aside or reserved for one or more other Escrow Claims at the same time. The aggregate amount of all Escrow Claims at any time may exceed the aggregate amount of the Escrowed Funds.

     4.3 Contest. Seller may contest any Escrow Claim by giving the Escrow Agent and Purchaser (or Parent) written notice of such contest within thirty (30) days after receipt of such Escrow Claim. The notice of contest shall include a statement of the grounds of such contest in reasonable detail and shall state the amount of any such Escrow Claim by an Indemnified Party that Seller does not dispute. If such Escrow Claim remains in dispute and unresolved for thirty (30) days following receipt of the written notice of contest, Purchaser (or Parent) and Seller shall notify the Escrow Agent that the disputed portion of the Escrow

Claim shall be resolved in accordance with Section 11.4 of the Asset Purchase Agreement, and the Escrow Agent shall continue to hold the disputed portion of the Escrow Claim in accordance with Sections 4.4, 4.5 and 5.2.

     4.4 Distribution. If (i) a certificate executed by both Purchaser (or Parent) and Seller is delivered to the Escrow Agent instructing that a distribution should be made from the Escrowed Funds or (ii) the Escrow Agent does not receive written notice from Seller contesting distribution pursuant to the Escrow Claim within thirty (30) days after the Escrow Agent's receipt of such Escrow Claim, then the Escrow Agent shall promptly deliver to Purchaser an amount from the Escrowed Funds equal to the dollar amount of the Escrow Claim as instructed or as set forth in the Escrow Claim, as the case may be.

     4.5 Distribution Following Contest. If Seller timely contests such Escrow Claim pursuant to Section 4.3 above, the Escrow Agent shall (A) promptly deliver to Purchaser (or Parent) an amount from the Escrowed Funds equal to the dollar amount claimed by Purchaser (or Parent) in its written notice which is not subject to such contest and (B) deliver an additional amount, if any, from the Escrowed Funds to Purchaser (or Parent) promptly upon receipt of either: (i) a copy of a written settlement agreement signed by Purchaser (or Parent) and Seller, (ii) a copy of an arbitration award or report, as applicable, certified by the presenting party as being final and no longer subject to further proceedings or appeal and having been awarded pursuant to the arbitration procedures set forth in Section 11.4 of the Asset Purchase Agreement or (iii) a copy of a final order or judgment by a court of competent jurisdiction from which no appeal may be taken or for which the time to appeal has expired as certified by the presenting party. The amount to be delivered to Purchaser (or Parent) by the Escrow Agent under this Section 4.5, if any, shall be equal to the dollar amount as set forth in such settlement agreement, arbitration award or judgment, as applicable.

     5. Release of Escrowed Funds.

     5.1 Release Date. The date that is twelve (12) months after the Closing Date shall be the "Release Date" Within two (2) business days after the Release Date and receipt by the Escrow Agent of joint written instructions of Purchaser (or Parent) and Seller, and subject to Section 5.2 below, the Escrow Agent shall disburse to Seller an amount (which shall be set forth in such instructions) equal to the residual amount of the Escrowed Funds, if any, less any Reserved Amount or any other pending Escrow Claims made by Purchaser (or Parent) which have not been resolved (a "Pending Claim Amount") as of the Release Date.

     5.2 Pending Claim Amount. Any Pending Claim Amount shall be released (in whole or in part) to Purchaser (or Parent) or Seller, as the case may be, upon receipt of any of the following: (i) a copy of a written settlement agreement signed by Purchaser (or Parent) and Seller, (ii) a copy of an arbitration award or report, as applicable, pursuant to the arbitration procedures set forth in
Section 11.4 of the Asset Purchase Agreement or (iii) a copy of a final order or judgment by a court of competent jurisdiction from which no appeal may be taken or for which the time to appeal has expired. The amount to be delivered to Purchaser (or Parent) or Seller, as the case may be, by the Escrow Agent under this Section 5.2, if any, shall be equal to the dollar amount as set forth in such settlement agreement, arbitration award, arbitration report, order or judgment, as applicable. If some but not all of the Pending Claim Amount is released, the Escrow Agent shall continue to hold the remaining Pending Claim Amount until such time as it receives further joint instructions, settlement agreement, arbitration award or a final order or judgment, as described in the foregoing sentence.

     5.3 Distributions Upon Written Instructions. Notwithstanding anything else to the contrary herein, the Escrow Agent shall make distributions from the Escrowed Funds at any time and from time to time upon, and in accordance with, joint written instructions from Purchaser (or Parent) and Seller.

     5.4 Security Procedures. Notwithstanding anything to the contrary as set forth in Section 8.3, any instructions setting forth, claiming, containing, objecting to, or in any way related to the transfer or distribution of funds, including, but not limited to, any such funds transfer instructions that may otherwise be set forth in a written instruction permitted pursuant to Section 4 of this Escrow Agreement, may be given to the Escrow Agent only by confirmed facsimile and no instruction for or related to the transfer or distribution of the Escrowed Funds, or any portion thereof, shall be deemed delivered and effective unless the Escrow Agent actually shall have received such instruction by facsimile at the number provided to Purchaser, Parent and Seller by the Escrow Agent in accordance with Section 8.3 and as further evidenced by a confirmed transmittal to that number.

     (a) In the event funds transfer instructions are received by the Escrow Agent by facsimile, the Escrow Agent is authorized to seek confirmation of such instructions by telephone call-back to the person or persons designated on
Schedule 2 hereto, and the Escrow Agent may rely upon the confirmation of anyone purporting to be the person or persons so designated. The persons and telephone numbers for call-backs may be changed only in a writing actually received and acknowledged by the Escrow Agent. The Escrow Agent and the beneficiary's bank in any funds transfer may rely solely upon any account numbers or similar identifying numbers provided by Purchaser, Parent or Seller to identify (i) the beneficiary, (ii) the beneficiary's bank or (iii) an intermediary bank. The Escrow Agent may apply any of the Escrowed Funds for any payment order it executes using any such identifying number, even when its use may result in a person other than the beneficiary being paid, or the transfer of funds to a bank other than the beneficiary's bank or an intermediary bank designated.

     (b) The Parties acknowledge that the Escrow Agent is authorized to use the following funds transfer instructions to disburse any funds due to Purchaser (or Parent) under this Escrow Agreement without a verifying call-back as set forth in Section 5.4(a) above:

          Bank Name: Bank of America
          Bank Address: 780 Blossom Hill Road, Los Gatos, CA 95032
          ABA Number:
          Account Name: Pathion, Inc.
          Account Number:

     (c) The Parties acknowledge that the Escrow Agent is authorized to use the following funds transfer instructions to disburse any funds due to Seller under this Escrow Agreement without a verifying call-back as set forth in Section 5.4(a) above:

     Seller's Bank account information:   Bank name:
                                          Bank Address:
                                          ABA number:
                                          Account name:
                                          Account number:

     (d) The Parties  acknowledge that the security procedures set forth in this
Section 5.4 are commercially reasonable.

     6. Termination. Unless terminated earlier with the written consent of the Parties hereto, this Escrow Agreement shall remain in full force and effect until all of the Escrowed Funds shall have been released in accordance with the terms hereof.

     7. Patriot Act Disclosure/Taxpayer Identification Numbers/Tax Reporting.

     7.1 Patriot Act Disclosure. Section 326 of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 ("USA PATRIOT Act") requires the Escrow Agent to implement reasonable procedures to verify the identity of any person that opens a new account with it. Accordingly, Purchaser and Seller acknowledge that Section 326 of the USA PATRIOT Act and the Escrow Agent's identity verification procedures require the Escrow Agent to obtain information which may be used to confirm Purchaser's, Parent's and Seller's identities, including, without limitation, name, address and (for entities) organizational documents ("identifying information"). Purchaser, Parent and Seller agree to provide the Escrow Agent with and consent to the Escrow Agent obtaining from third parties any such identifying information required as a condition of opening an account with or using any service provided by the Escrow Agent.

     7.2 Certification and Tax Reporting.

     (a) Each of Purchaser, Parent and Seller has provided to the Escrow Agent a fully executed Internal Revenue Service ("IRS") Form W-8, or W-9 and/or other required documentation relating to tax reporting and withholding as requested by the Escrow Agent.

     (b) To the extent permitted by applicable law, for the purpose of U.S. Federal and all other applicable Taxes based on income, the Parties and the Escrow Agent shall treat Purchaser as the owner of the Escrowed Funds unless and until released to Seller pursuant to Section 4 or to the Escrow Agent. Purchaser will include in computing its taxable income all interest or other income earned on the Escrowed Funds through the date of release of such funds to Seller pursuant to Section 5 under this Escrow Agreement as income and the Escrow Agent shall consistently report such income to the IRS, or any other Taxing Authority, on IRS Form 1099-INT or 1042-S (or other appropriate form) to the extent required by law, whether or not said income has been distributed during such year. The Escrow Agent shall disburse on request of Purchaser forty percent (40%) of such items of income.

     (c) Prior to any disbursement of the Escrowed Funds to Seller, the Purchaser shall provide to the Escrow Agent a schedule indicating the allocation of such disbursement between (i) principal and (ii) imputed interest to be reported on IRS Form 1099-INT or 1042S or original issue discount to be reported on IRS Form 1099-OID, along with any other information necessary for the Escrow Agent to properly prepare any such required Tax reporting. The Escrow Agent shall (x) properly report the amount of any disbursement of the Escrowed Funds on IRS Form 1099-B, 1099-INT, 1099-OID, 1042-S or other appropriate form as may be required by law based upon the information so provided, (y) withhold from such disbursement any amount that it deems appropriate under applicable Tax laws to be withheld with respect to such disbursement and (z) timely remit all such withheld amounts to the appropriate Taxing Authorities. The Escrow Agent shall be entitled to rely on such information provided by the Purchaser and shall be indemnified by the Purchaser and Parent for any tax, interest or penalty arising from the inaccuracy of such information or late filing caused by a failure to timely provide such information to the Escrow Agent.

     (d) Purchaser, Parent and Seller each hereby represents and warrants to the Escrow Agent that Seller shall have executed and delivered to Purchaser on or before the Closing Date a FIRPTA certification meeting the requirement of Treasury Regulations Section 1.1445-2(b)(2).

     8. Miscellaneous.

     8.1 No Liability. Seller on the one hand, and Purchaser on the other hand, acknowledges that the other Party shall not have any liability for any act, omission or default by the Escrow Agent in performing its obligations hereunder or for any loss on any investments of the Escrowed Funds, and agrees not to assert any claims against the other Party with respect to any such matters. No Party to this Agreement is liable to any other Party for losses due to, or if it is unable to perform its obligations under the terms of this Escrow Agreement because of, acts of God, fire, war, terrorism, floods, strikes, electrical outages, equipment or transmission failure, or other causes reasonably beyond such Party's control.

     8.2 Governing Law. This Escrow Agreement shall be governed by and construed under the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof. With respect to any dispute by or against the Escrow Agent, (a) each Party irrevocably waives any objection on the grounds of venue, forum non-conveniens or any similar grounds and irrevocably consents to service of process by mail or in any other manner permitted by applicable law and consents to the jurisdiction of the courts located in the State of California, (b) to the extent that in any jurisdiction either Purchaser or Seller may now or hereafter be entitled to claim for itself or its assets, immunity from suit, execution attachment (before or after judgment), or other legal process, such Party shall not claim, and it hereby irrevocably waives, such immunity, and (c) each Party further hereby waives any right to a trial by jury with respect to any lawsuit or judicial proceeding arising or relating to this Escrow Agreement. All other disputes or matters involving any of Purchaser or Seller shall be governed by the Asset Purchase Agreement.

     8.3 Notices. All notices and other communications hereunder shall be in writing and (except for communications from the Parties setting forth, claiming, containing, objecting to, or in any way related to the transfer or distribution of funds, including, but not limited to, funds transfer instructions, all of which shall be specifically governed by Section 8.3 below) shall be deemed duly given after it has been received if it is sent or served (a) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date is not a Business Day) of transmission by fax, or (b) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date is not a Business Day) if delivered by a nationally recognized courier service, or (c) by prepaid registered mail, return receipt requested. All notices hereunder shall be delivered as set forth below or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

          If to Purchaser:

          Pathion Mining Inc. c/o Pathion, Inc.
          16450 Los Gatos Blvd., Ste 207
          Los Gatos, CA 95032

          with a copy to:

          Holden W. Stein
          Stein Law Group
          505 Sansome Street, Ste 1200
          San Francisco, CA 94111

          If to Seller:

          [__________________]

          with a copy to:

          [__________________]

          If to the Escrow Agent:

          [__________________]

     Notwithstanding the above, in the case of communications delivered to the Escrow Agent, such communications shall be deemed to have been given on the date received by an officer of the Escrow Agent or any employee of the Escrow Agent who reports directly to any such officer at the above-referenced office. In the event that the Escrow Agent, in its sole discretion, shall determine that any emergency exists, the Escrow Agent may use such other means of communication as the Escrow Agent deems appropriate. Any notices or communications received after 5pm ET, shall be deemed to have been received on the next Business Day. For purposes of this Agreement, "Business Day" shall mean any day other than a Saturday, Sunday or any other day on which the Escrow Agent located at the notice address set forth above is authorized or required by law or executive order to remain closed.

     8.4 Settlement of Disputes. The Escrow Agent shall be under no duty whatsoever to institute or defend any proceedings in connection with any dispute by or among the parties hereto. Prior to the settlement of any such dispute, the Escrow Agent is authorized and directed to retain in its possession, without liability to anyone, that portion of the Escrowed Funds which is the subject of such dispute.

     8.5 Compliance with Court Orders. In the event that any escrow property shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment or decree shall be made or entered by any court order affecting the property deposited under this Escrow Agreement, the Escrow Agent is hereby expressly authorized, in its sole discretion, to obey and comply with all writs, orders or decrees so entered or issued, which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction, and in the event that the Escrow Agent obeys or complies with any such writ, order or decree it shall not be liable to any of the parties hereto or to any other person, entity, firm or corporation, by reason of such compliance notwithstanding such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated.

     8.6 Headings. The headings in this Escrow Agreement are intended solely for convenience of reference and shall be given no effect in the construction or interpretation of this Escrow Agreement.

     8.7   Counterparts.   This  Agreement  may  be  executed  in  one  or  more
counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. All signatures of the Parties to this Escrow Agreement may be transmitted by facsimile, and such facsimile will, for all purposes, be deemed to be the original signature of such Party whose signature it reproduces, and will be binding upon such Party.

     8.8 Inconsistencies. In the event that any claim of inconsistency arises between this Escrow Agreement and the terms of the Asset Purchase Agreement, as they may from time to time be amended, the terms of the Asset Purchase Agreement shall control, except with respect to the duties, liabilities and rights, including compensation and indemnification, of the Escrow Agent as escrow agent, which shall be controlled by the terms of this Escrow Agreement.

     8.7 Entire Agreement. This Escrow Agreement and the Asset Purchase Agreement, together with the schedules and exhibits hereto and thereto and the other agreements among the parties hereto as contemplated by or referred to herein and therein, constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

     8.8 Modifications, Waivers. Except for change to funds transfer instructions as provided in Section 5.3, the provisions of this Escrow Agreement may be waived, altered, amended or supplemented, in whole or in part, only by a writing signed by all of the Parties.

     8.9 Benefit; Assignment. This Escrow Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Neither this Escrow Agreement nor any right or interest hereunder may be assigned in whole or in part by the Escrow Agent or any Party, except as provided in Section 2.6, without the prior consent of the Escrow Agent and the other Parties.

     8.10 Specific Performance. If any Party hereto refuses to comply with, or at any time violates or attempts to violate, any term, covenant or agreement contained in this Escrow Agreement, any other Party hereto may, by injunctive action, compel the defaulting party to comply with, or refrain from violating, such term, covenant or agreement, and may, by injunctive action, compel specific performance of the obligations of the defaulting party.

     8.12 Enforceability. If any provision of this Escrow Agreement is determined to be prohibited or unenforceable by reason of any applicable law of a jurisdiction, then such provision shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions thereof, and any such prohibition or unenforceability in such jurisdiction shall not invalidate or render unenforceable such provisions in any other jurisdiction. A person who is not a party to this Agreement shall have no right to enforce any term of this Escrow Agreement. Purchaser and Seller each represent, warrant and covenant that each document, notice, instruction or request provided by such Party to the Escrow Agent shall comply with applicable laws and regulations. Where, however, the conflicting provisions of any such applicable law may be waived, they are hereby irrevocably waived by the parties hereto to the fullest extent permitted by law, to the end that this Escrow Agreement shall be enforced as written.

     8.13 Remedies. Except as expressly provided in Section 2.5 above, nothing in this Escrow Agreement, whether express or implied, shall be construed to give to any person or entity other than the Parties any legal or equitable right, remedy, interest or claim under or in respect of this Escrow Agreement or any funds escrowed hereunder.

     8.14 Further Assurances. Subject to the terms and conditions hereof, each of the Parties shall use its best efforts to take, or cause to be taken, such action to execute and deliver, or cause to be executed and delivered, such additional documents and instruments and to do, or cause to be done, all things reasonably necessary, proper or advisable under the provisions of this Escrow Agreement and under applicable law to consummate and make effective the transactions contemplated by this Escrow Agreement.


                    [Signatures appear on following page(s).]

     IN WITNESS WHEREOF, the parties hereto have executed this Escrow Agreement as of the date first set forth above.

                                 PURCHASER:

                                 Pathion Mining, Inc.
                                 a Nevada corporation

                                 By:
                                    --------------------------------------------
                                 Name:  Daryl Stemm
                                 Title: CEO

                                 PARENT:

                                 Pathion, Inc.
                                 a Delaware corporation

                                 By:
                                    --------------------------------------------
                                 Name:  Mike Liddle
                                 Title: CEO

                                 ESCROW AGENT:

                                 [---------]

                                 By:
                                    --------------------------------------------
                                 Name:
                                 Title:

                                 SELLER:

                                 Lithium Corporation
                                 a Nevada corporation

                                 By:
                                    --------------------------------------------
                                 Name:
                                 Title: President

                                 By:
                                    --------------------------------------------
                                 Name:
                                 Title: Secretary

                                   SCHEDULE 1

                                   SCHEDULE 2

              Telephone Number(s) and authorized signature(s) for
            Person(s) Designated to give Funds Transfer Instructions

If from Purchaser:

     Name                        Telephone Number           Signature
     ----                        ----------------           ---------

1. Daryl Stemm                   (408) 484-9016         __________________

2. Michael Liddle                (408) 484-9015         __________________

3. [______________]              [____________]         __________________

If from Seller:

     Name                        Telephone Number           Signature
     ----                        ----------------           ---------


1. [______________]              [____________]         __________________


                     Telephone Number(s) for Call-Backs and
           Person(s) Designated to Confirm Funds Transfer Instructions

If from Purchaser:

     Name                        Telephone Number
     ----                        ----------------

1. Daryl Stemm                   (408) 484-9016

2. Michael Liddle                (408) 484-9015

If from Seller:

     Name                        Telephone Number
     ----                        ----------------


1. [______________]              [____________]

                                   EXHIBIT D

                              ASSUMPTION AGREEMENT

     This Assumption Agreement (the "Agreement"), effective as of [Month] , 2014 (the "Effective Date"), is by and between Lithium Corporation, a Nevada corporation ("Seller"), and Pathion Mining, Inc., a Nevada corporation ("Purchaser").

     A. Seller and Purchaser have entered into a certain Asset Purchase Agreement, dated as of August ___, 2014 (the "Purchase Agreement"). All capitalized terms used in this Agreement but not otherwise defined herein are given the meanings set forth in the Purchase Agreement.

     B. Under the Purchase Agreement, among other things, Seller has agreed to sell, convey, transfer, assign and deliver to Purchaser, all of its rights, title and interests in the Assets (subject to the Assumed Liabilities), and Purchaser has agreed to accept the Assets and assume all of the Assumed Liabilities under the Contracts set out in Exhibit B to the Agreement.

     NOW, THEREFORE, in consideration of the mutual covenants, terms and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

     1. Assumption. Purchaser hereby assumes all of the Assumed Liabilities, which are limited to Seller's duties and obligations under the Contracts, and agrees to pay, perform and discharge, as and when due, all of the obligations of Seller under the Assumed Contracts accruing on and after the Effective Date.

     2. Terms of the Purchase Agreement. The terms of the Purchase Agreement, including, but not limited to, the representations, warranties, covenants, agreements and indemnities relating to the Assets are incorporated herein by this reference. The parties hereto acknowledge and agree that the representations, warranties, covenants, agreements and indemnities contained in the Purchase Agreement shall not be superseded hereby but shall remain in full force and effect to the extent provided therein. In the event of any conflict or inconsistency between the terms of the Purchase Agreement and the terms hereof, the terms of the Purchase Agreement shall govern.

     3. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of California without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction).

     4. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

     5. Further Assurances. Each of the parties hereto shall execute and deliver, at the reasonable request of the other party hereto, such additional documents, instruments, conveyances and assurances and take such further actions as such other party may reasonably request to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

                            [SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of the Effective Date.

                                 SELLER:

                                 Lithium Corporation,
                                 A Nevada corporation


                                 -----------------------------------------------
                                 __________, President


                                 -----------------------------------------------
                                 __________, Secretary

                                 Address:
                                 5976 Lingering Breeze St.
                                 Las Vegas, NV 89148

                                 PURCHASER:

                                 Pathion Mining, Inc.
                                 a Nevada corporation

                                 By: /s/Daryl Stemm
                                    --------------------------------------------
                                 Title: CEO

                                 Address:
                                 16450 Los Gatos Blvd, Suite 207
                                 Los Gatos, CA 95032
                                 Fax: (408) 356-3828

                                    EXHIBIT E

                              EXCLUDED LIABILITIES


                                      None.

                                   EXHIBIT F

                            NONCOMPETITION AGREEMENT

     This Noncompetition Agreement (the "Agreement"), effective as of [Month ], 2014 (the "Effective Date"), is by and between Lithium Corporation, a Nevada Corporation ("Seller") and Pathion Mining, Inc., a Nevada corporation ("Purchaser").

     A.  Seller  and  Purchaser  have  entered  into a  certain  Asset  Purchase
Agreement,  dated  as  of  July  ___,  2014  (the  "Purchase  Agreement").   All
capitalized terms used in this Agreement but not otherwise defined herein are given the meanings set forth in the Purchase Agreement.

     B. Seller consistent with and according to the terms and conditions of the Purchase Agreement has agreed to restrict his business activities in the Lithium-Graphite industries according to the terms and conditions set forth in this Agreement.

     NOW, THEREFORE, in consideration of the mutual covenants, terms and conditions set forth herein, and in connection with the sale of the Assets under the Purchase Agreement, other payments under the Purchase Agreement, the covenants, and conditions to be paid, performed, and observed by Purchaser, and this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Noncompetition.

     (a) Seller shall not, directly or indirectly, carry on or engage in, as an owner, manager, operator, employee, salesman, agent, consultant, or other participant, the business of Lithium or Graphite mining or any similar business. This restriction shall terminate one (1) year(s) from the date of execution of this Agreement. The previous statements notwithstanding, the Purchaser does consent to the Seller's continued ownership of the Mt. Heimdal mining claims, however, the Seller shall not perform any development work on that block of claims for a period that shall terminate one (1) year from the date of execution of this Agreement.

     (b) This covenant not to compete is intended as a separate covenant. If any one of the covenants in this Agreement is declared invalid for any reason, this ruling shall not affect the validity of the remainder of the covenants. The other covenants in the Agreement shall remain in effect as if the provision had been executed without the invalid covenants. The parties hereby declare that they intend that the remaining covenants of the provision continue to be effective without any covenants that have been declared invalid.

     (c) If Seller breaches the obligation not to compete as set forth in this Section, Seller shall pay to Purchaser as liquidated damages the sum of Twenty-five Thousand Dollars ($25,000) per month for the period in which Seller continues to breach the obligation not to compete. Seller and Purchaser agree that the amount stated as liquidated damages is reasonable under the circumstances existing at the time that this Agreement was executed.

     2. Right of First Refusal on Battery Material Mining Assets. Seller hereby grants to Purchaser a right of first refusal for battery material mining assets. In the event that within five (5) years following the date of this Agreement, Seller receives a bona fide offer from a third party to purchase battery material mining assets or a partial interest therein from the Seller, Seller shall promptly notify Purchaser in writing of the offer, including the amount of payment proposed, and other terms and conditions of the offer. The Purchaser shall have fifteen (15) business days within which to notify Seller in writing whether Purchaser agrees to match the terms and conditions of the third-party offer, and shall have thirty (30) additional business days after such notice, to tender a contract memorializing such terms and conditions. In the event Purchaser fails to give written notice of its decision to match the third party offer within the time required under this Section 2, Seller shall be free to accept the bona fide third party offer.

     3. Terms of the Purchase Agreement. The terms of the Purchase Agreement, including, but not limited to, the representations, warranties, covenants, agreements and indemnities relating to the Assets are incorporated herein by this reference. The parties hereto acknowledge and agree that the representations, warranties, covenants, agreements and indemnities contained in the Purchase Agreement shall not be superseded hereby but shall remain in full force and effect to the extent provided therein. In the event of any conflict or inconsistency between the terms of the Purchase Agreement and the terms hereof, the terms of the Purchase Agreement shall govern.

     4. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of California without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction).

     5. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

     6. Further Assurances. Each of the parties hereto shall execute and deliver, at the reasonable request of the other party hereto, such additional documents, instruments, conveyances and assurances and take such further actions as such other party may reasonably request to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

     7. Remedies. In the event of a breach or default by any party in the performance of its obligations hereunder, the non-defaulting party(ies) shall be entitled to exercise any and all available remedies, at law or in equity, including, without limitation, an action for specific performance.


                            [SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of the Effective Date.

                                 SELLER:

                                 Lithium Corporation,
                                 A Nevada corporation


                                 -----------------------------------------------
                                 __________, President


                                 -----------------------------------------------
                                 __________, Secretary

                                 Address:
                                 5976 Lingering Breeze St.
                                 Las Vegas, NV 89148

                                 PURCHASER:

                                 Pathion Mining, Inc.
                                 a Nevada corporation

                                 By: /s/Daryl Stemm
                                    --------------------------------------------
                                 Title: CEO

                                 Address:
                                 16450 Los Gatos Blvd, Suite 207
                                 Los Gatos, CA 95032
                                 Fax: (408) 356-3828

                                   EXHIBIT G

                            BILL OF SALE AND ASSIGNMENT

     This Bill of Sale ("Bill of Sale") is executed and delivered as of [Month_______], 2014, by LITHIUM CORPORATION, a Nevada corporation ("Seller"). This Bill of Sale relates to an Asset Purchase Agreement of August_____, 2014, between PATHION MINING, INC., a Nevada corporation ("Purchaser") and Seller (the "Agreement"). Capitalized terms used herein without definition are used herein as defined in the Agreement.

     For good and valuable consideration, Seller hereby transfers, assigns and conveys to Purchaser, all of Seller's right title and interest in, to and under the Assets sold to Purchaser as set forth in the Agreement.

     Seller represents and warrants to Purchaser that Seller has good and marketable title to all of the Assets free and clear of any liens, claims and encumbrances of any other person except as set forth in the Agreement.

     Seller, by its execution of this Bill of Sale, and the Purchaser, by its acceptance of this Bill of Sale, each hereby acknowledges and agrees that neither the representations and warranties nor the rights and remedies of any party under the Agreement shall be deemed to be enlarged, modified or altered in any way by this instrument.

     EXCEPT AS EXPRESSLY PROVIDED IN THE AGREEMENT, THE ASSETS SOLD TO PURCHASER ARE BEING SOLD ON AN "AS IS" BASIS WITHOUT WARRANTY OF ANY KIND, AND SELLER
DISCLAIMS ALL WARRANTIES WHETHER EXPRESS OR IMPLIED, WRITTEN OR ORAL, WITH RESPECT TO THE ASSETS SOLD TO PURCHASER, INCLUDING ALL WARRANTIES OF TITLE AND IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.


                             [SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, Seller has executed this Bill of Sale as of the day and year first above written.

                                 SELLER:
                                 Lithium Corporation,
                                 a Nevada corporation


                                 -----------------------------------------------
                                 __________, President


                                 -----------------------------------------------
                                 __________, Secretary

                                 Address:
                                 5976 Lingering Breeze St.
                                 Las Vegas, NV 89148

                                 PURCHASER:
                                 Pathion Mining, Inc.,
                                 a Nevada corporation

                                 By: /s/Daryl Stemm
                                    --------------------------------------------
                                 Title: CEO

                                 Address:
                                 16450 Los Gatos Blvd, Suite 207
                                 Los Gatos, CA 95032
                                 Fax: (408) 356-3828

                                    EXHIBIT H

                                 EXCLUDED ASSETS



                                      None.

                                    EXHIBIT I

                                     FORM OF

                                  PATHION, INC.

                       RESTRICTED STOCK PURCHASE AGREEMENT

     This Restricted Stock Purchase Agreement (the "Agreement") is made as of the ____ day of __________, 20__ by and between Pathion, Inc., a Delaware corporation (the "Company"), and Lithium Corporation, a Nevada corporation (individually, the "Stockholder," and collectively, the "Stockholders").

     In consideration of the mutual covenants and representations herein set forth, the Company and Stockholder agree as follows:

     1. Purchase and Sale of the Shares; Restrictions.

     (a) Purchase and Sale of the Shares. Subject to the terms and conditions of this Agreement, the Company hereby agrees to sell to Stockholder, and Stockholder agrees to purchase from the Company, five-hundred thousand (500,000) shares of the Company's common stock (the "Shares") in consideration of and in exchange for assets owned by Stockholder (the "Assets"), according to the terms of that certain Asset Purchase Agreement by and among the Company, the Stockholder, and Pathion Mining, Inc., a Nevada corporation (the "Purchase
Agreement") at the price set forth in the Purchase Agreement (the "Purchase Price"). The Shares delivered by Company are partial consideration for the Assets in addition to cash as set forth in the Purchase Agreement.

     (b) Closing. The purchase and sale of the Shares shall occur at a closing (the "Closing") to be held concurrently with the closing of the Purchase Agreement, where the Stockholder shall deliver to the Company the Purchase Price. The Company will, promptly after execution of this Agreement, issue a stock certificate representing the Shares registered in the name of the Stockholder.

     (c) Restrictions On Transfer. Except as may expressly be provided otherwise in this Agreement, no Stockholder shall transfer any Shares held by such Stockholder or any rights or interests therein, unless the transfer meets the requirements of this Agreement. For purposes of this Agreement, the term "transfer" shall include a voluntary or involuntary sale, assignment, grant of a security interest, alienation, pledge, encumbrance, gift or other disposition of Shares or any rights or interest therein. Any purported transfer in violation of any provision of this Agreement shall be void ab initio and shall not operate to transfer any interest or title to the purported transferee.

     2. Sale of Shares to Third Party.

     (a) Transfers. Before a Stockholder (the "Selling Stockholder") may transfer any Shares to a third party, such Stockholder must obtain written approval from the Company approving any such sale. All Shares owned by the Selling Stockholder (the "Offered Shares") must first be offered to the Company and then to the other Stockholders (the "Nonselling Stockholders") in the manner set forth in the following provisions of this Section 2.

     (b) Option Notice. The Selling Stockholder shall deliver a written notice (the "Option Notice") to the Company and the Nonselling Stockholders expressing such Selling Stockholder's desire to transfer the Offered Shares, naming the proposed transferee and specifying the number of Shares to be transferred, the price of such Shares, and all other terms and conditions of the transfer. A copy of the signed, bona fide offer to purchase shall be attached to the Option Notice.

     (c) Company's Option. For a period of forty-five (45) days following the date of receipt of the Option Notice, the Company shall have the option to approve the purchase, disapprove of the purchase, or purchase any or all of the Offered Shares for the price and upon the terms specified in the Option Notice. The right of the Company to exercise its option and to purchase the Offered Shares is subject to any applicable legal restrictions governing the right of the Company to purchase its own stock as are now or may hereafter become effective.

     (d) Stockholders' Option. To the extent that the Company approves the sale, but does not exercise its option to purchase all of the Offered Shares within the forty-five (45)-day period referred to in Section 2(c), the Nonselling Stockholders shall have the option to purchase all of the remaining Offered Shares as hereinafter provided, for the price and upon the terms specified in the Option Notice, for a period ending seventy-five (75) days following the date of receipt by the Company of the Option Notice. If there is more than one (1) Nonselling Stockholder, then each Nonselling Stockholder's option rights to the available Offered Share shall be on a pro rata basis, determined by the amount in percentages by which the Shares owned and held by such Nonselling Stockholder bears to one hundred percent (100%) of the Shares owned and held by all of the Nonselling Stockholders who have exercised their right to elect to purchase the

Offered Shares. In the event the Company fails to exercise its option to purchase all of the Offered Shares within the forty-five (45)-day period referred to in Section 2(c), the Company shall deliver notice thereof to the Nonselling Stockholders, who shall have the option to purchase the remaining Offered Shares. In order to exercise his/her purchase rights, the Nonselling Stockholders shall, within such seventy-five (75)-day period, deliver to the Selling Stockholder, a written election to purchase so many of such available Offered Shares as such Nonselling Stockholders may desire to elect to purchase. If the Nonselling Stockholders fail to exercise the option to purchase all of the remaining Offered Shares, then the provisions of Section 2(f) below shall be applicable.

     (e) Exercise of Option. Upon the exercise of the options granted in Sections 2(c) and 2(d) above for all of the Offered Shares, the Company and/or the Nonselling Stockholders shall execute and deliver a written notice (the "Exercise Notice") thereof to the Selling Stockholder. The Offered Shares shall then be delivered and the purchase price paid pursuant to the terms of the Option Notice.

     (f) Failure to Exercise. If the Company and/or the Nonselling Stockholders fail to exercise the option to purchase all of the Offered Shares, the Selling Stockholder shall have the right for a period of sixty (60) days following expiration of all options to transfer the Offered Shares as provided in Sections 2(c) and 2(d) above to the named transferee on the terms set forth in the Option Notice; provided that the right of the Selling Stockholder to transfer all or any portion of the Offered Shares to such transferee is conditioned upon such transferee's (a) receiving and holding such Shares subject to all of the provisions and restrictions of this Agreement; (b) executing a document agreeing to be so bound and agreeing to become a "Stockholder" by this Agreement; and (c) the transferee's spouse, if any, executing a consent of spouse. In addition, such transaction shall be null and void if; (i) it would have the effect of violating the provisions, if any, of the Articles of Incorporation or Bylaws of the Company; (ii) it purports to sell and transfer the Offered Shares, or any part of them, at a lower price or on terms more favorable to the transferee than otherwise presented in the Option Notice; or (iii) it would have the effect of violating any applicable federal and/or state securities laws, rules or regulations, or any applicable provisions of the Delaware General Corporate Law. After said sixty (60)-day period, or if the terms contained in the Option Notice are changed in any material respect, no transfer of the Offered Shares may be made without again following each and every procedure specified in this Section 2.

     3. Bankruptcy.

     (a) Bankruptcy, Etc. If: (a) a Stockholder is adjudicated as bankrupt or files a petition for relief or reorganization under any Chapter of the Bankruptcy Code or makes an assignment for the benefit of his creditors; or (b) a writ of attachment, execution or other charging order is levied on a Stockholder's Shares or a portion thereof and is not released or satisfied within twenty (20) days; or (c) a receiver, trustee or other person is appointed with authority to take possession or control of a Stockholder's Shares or a portion thereof and such authority is not revoked within twenty (20) days; or
(d) any Stockholder commences an action to dissolve the Company voluntarily or involuntarily; or (e) a Stockholder is in default under the terms of this Agreement, any of such events shall cause the options under Section 2 to arise as if the Stockholder effected by such events had given an Option Notice.

     (b) Price; Terms of Payment; Notice. The price and terms of payment under this Section 3 shall be those specified in Section 4. Each Stockholder agrees to give the Company and the other Stockholders notice within ten (10) days of any event specified in Section 3(a) Notice by any Stockholder or his successor to the other party of the occurrence of any such event shall be considered the Option Notice. An Exercise Notice shall be given by an exercising party to the Stockholder effected by such event or to his successor in interest.

     4. Purchase Price - Payment.

     (a) Shares. The purchase price of the Shares shall be the "Fair Option Price" of the Shares as determined under this Section 4 and determined as of the "Option Date." "Option Date" means the date of the occurrence giving rise to the option to purchase. "Fair Option Price" means the cash price that a willing buyer would pay to a willing seller when neither is acting under compulsion and when both have reasonable knowledge of the relevant facts on the Option Date taking into account appropriate minority and marketability discounts. Each of the selling and purchasing parties shall use his, her or its best efforts to mutually agree upon the Fair Option Price. If the parties are unable to so agree within 30 days of the Option Date, the selling party shall appoint, within 40 days of the Option Date, one appraiser, and the purchasing party shall appoint within 40 days of the Option Date, one appraiser. The two appraisers shall within a period of five additional days, agree upon and appoint an additional appraiser, who shall have experience in valuing businesses such as the Company. The three appraisers shall, within 60 days after the appointment of the third appraiser, determine the Fair Option Price of the Shares in writing and submit their report to all the parties.

     The Fair Option Price shall be determined by disregarding the appraiser's valuation that diverges the greatest from each of the other two appraisers' valuations, and the arithmetic mean of the remaining two appraisers' valuations shall be the Fair Option Price. Each purchasing party shall pay for the services of the appraiser selected by it, plus one half of the fee charged by the third appraiser, and one half of all other costs relating to the determination of Fair Option Price. The Fair Option Price as so determined shall be payable in cash within 30 days after the determination of the final Fair Option Price against delivery of the Shares being purchased, which Shares shall be delivered to the purchasing party or parties free and clear of all Encumbrances.

     5. Representations of Stockholder. In connection with the Stockholder's purchase of the Shares, Stockholder hereby represents and warrants to the Company as follows:

     (a) Investment Intent; Capacity to Protect Interests.

     (i) The Stockholder is purchasing the Shares solely for his own account for investment and not with a view to or for sale in connection with any distribution of the Shares or any portion thereof and not with any present intention of selling, offering to sell or otherwise disposing of or distributing the Shares or any portion thereof in any transaction other than a transaction exempt from registration under the Securities Act of 1933, as amended (the "Securities Act"). The Stockholder also represents that the entire legal and beneficial interest of the Shares is being purchased, and will be held, for the Stockholder's account only, and neither in whole or in part for any other person. The Stockholder either has a pre-existing business or personal relationship with the Company or one or more of its officers, directors or controlling persons or by reason of the Stockholder's business or financial experience or the business or financial experience of the Stockholder's professional advisors who are unaffiliated with and who are not compensated by the Company or any affiliate or selling agent of the Company, directly or indirectly, could be reasonably assumed to have the capacity to evaluate the merits and risks of an investment in the Company and to protect the Stockholder's own interests in connection with this transaction.

     (ii)  The  Stockholder  represents,  warrants  and  acknowledges  that  the
Stockholder: (i) has had an opportunity to ask questions of and receive answers from a Company representative concerning the terms and conditions of this investment; (ii) is acquiring the Shares with the Stockholder's own funds, for the Stockholder's own account for the purpose of investment, and not with a view to any resale or other distribution thereof in violation of the Securities Act;
(iii) is a corporation with more than $5,000,000 in assets, and is able to evaluate the merits and risks of an investment in the Shares and that the Stockholder is able to and must bear the economic risk of the investment in the Shares for an indefinite period of time because the Shares have not been registered under the Securities Act, and therefore, cannot be offered or sold unless they are subsequently registered under the Securities Act or an exemption from such registration is available. Furthermore, the Company may place legends on any stock certificate representing the Shares with the securities laws and contractual restrictions thereon and issue related stop transfer instructions.

     (b) Residence. The Stockholder's principal place of business is as set forth on the signature page hereof.

     (c) Information Concerning Company. The Stockholder is knowledgeable about the Company's plans, operations and financial condition, knows that the Company is a highly speculative business and has heretofore received all such information as the Stockholder has deemed necessary and appropriate to enable the Stockholder to evaluate the financial risk inherent in making an investment in the Shares, and the Stockholder has satisfactory and complete information concerning the business and financial condition of the Company.

     (d) Economic Risk. The Stockholder realizes that the purchase of the Shares will be a highly speculative investment and involves a high degree of risk, and the Stockholder is able, without impairing his financial condition, to hold the Shares for an indefinite period of time and to suffer a complete loss on the Stockholder's investment.

     (e) Restricted Securities. The Stockholder understands and acknowledges that:

     (i) The sale of the Shares has not been registered under the Securities Act, and the Shares must be held indefinitely unless subsequently registered under the Securities Act or an exemption from such registration is available (such as Rule 144 or the resale provisions of Rule 701 under the Securities Act) and the Company is under no obligation to register the Shares;

     (ii) The Stockholder understands that the share certificate representing the Shares will be stamped with the legends specified in Section 7 hereof; and

     (iii) The Stockholder understands that the Company will make a notation in its records of the aforementioned restrictions on transfer and legends.

     (f) Disposition under the Securities Act. The Stockholder understands that the Shares are restricted securities within the meaning of Rule 144 promulgated under the Securities Act; that the exemption from registration under Rule 144 will not be available in any event for at least one year from the date of purchase and payment of the Shares (unless Rule 701 promulgated under the Securities Act is available), and even then will not be available unless (i) a public trading market then exists for the Common Stock of the Company, (ii) adequate information concerning the Company is then available to the public, and
(iii) other terms and conditions of Rule 144 are complied with; and that any sale of the Shares may be made only in limited amounts in accordance with such terms and conditions. The Stockholder further understands that the resale provisions of Rule 701, if available, will not apply until 90 days after the Company becomes subject to the reporting obligations under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). There can be no assurance that the requirements of Rule 144 or Rule 701 will be met, or that the stock will ever be saleable.

     (g) Further Limitations on Disposition. Without in any way limiting the representations set forth above, the Stockholder further agrees that Stockholder shall in no event make any disposition of all or any portion of the Shares unless and until:

     (i) There is then in effect a Registration Statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with said Registration Statement; (B) the resale provisions of Rule 701 or Rule 144 are available in the opinion of counsel to the Company; or
(C)(1) the Stockholder shall have notified the Company of the proposed disposition and shall have furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition, (2) the Stockholder shall have furnished the Company with an opinion of the Stockholder's counsel to the effect that such disposition will not require registration of such Shares under the Securities Act, and (3) such opinion of the Stockholder's counsel shall have been concurred with by counsel for the Company and the Company shall have advised the Stockholder of such concurrence; and,

     (ii) Any transferee of the Shares agrees in writing to be bound by all terms of this Agreement, including the "market stand-off" provisions set forth in Section 8 hereof.

     (h) Valuation of Common Stock. The Stockholder understands that the Shares have been valued by the Board of Directors and that the Company believes this valuation represents a fair attempt at reaching an accurate appraisal of their worth. The Stockholder understands, however, that the Company can give no assurances that such price is in fact the fair market value of the Shares.

     6. Rights as Stockholder. Subject to the terms and conditions of this Agreement, the Stockholder shall have all of the rights of a stockholder of the Company with respect to the Shares from and after the date that the Stockholder delivers full payment for the Shares until such time as the Stockholder disposes of the Shares. Upon such exercise or disposition, the Stockholder shall have no further rights as a holder of the Shares so purchased except the right to receive payment for the Shares so purchased in accordance with the provisions of this Agreement, and the Stockholder shall forthwith cause the certificate(s) evidencing the Shares so purchased to be surrendered to the Company for transfer or cancellation.

     7. Restrictive Legends and Stop-Transfer Orders.

     (a) Legends. The Stockholder understands and agrees that the Company shall cause the legends set forth below or legends substantially equivalent thereto, to be placed upon any certificate(s) evidencing ownership of the Shares together with any other legends that may be required by other agreements and by state or federal securities laws:

1933 Act Legend

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. SUCH SHARES MAY NOT BE SOLD OR TRANSFERRED OR PLEDGED IN THE ABSENCE OF SUCH REGISTRATION UNLESS THE COMPANY RECEIVES AN OPINION OF COUNSEL REASONABLY ACCEPTABLE TO THE COMPANY STATING THAT SUCH SALE OR TRANSFER IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SAID ACT. COPIES OF THE AGREEMENT, IF ANY, COVERING THE PURCHASE OF THESE SHARES AND RESTRICTING THEIR TRANSFER MAY BE

OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF THE CORPORATION AT THE PRINCIPAL EXECUTIVE OFFICES OF THE CORPORATION.

California Legend

IT IS UNLAWFUL TO CONSUMMATE A SALE OR TRANSFER OF THE SECURITIES, OR ANY INTEREST THEREIN OR TO RECEIVE ANY CONSIDERATION THEREFOR, WITHOUT THE PRIOR WRITTEN CONSENT OF THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA, EXCEPT AS PERMITTED IN THE COMMISSIONER'S RULES.

     Stop-Transfer Notices. The Stockholder agrees that, in order to ensure compliance with the restrictions referred to herein, the Company may issue appropriate stop transfer instructions to its transfer agent, if any, and that, if the Company transfers its own securities, it may make appropriate notations to the same effect in its own records.

     (b) Refusal to Transfer. The Company shall not be required (i) to transfer on its books any Shares that have been sold or otherwise transferred in violation of any of the provisions of this Agreement or (ii) to treat as owner of such Shares or to accord the right to vote or pay dividends to any purchaser or other transferee to whom such Shares shall have been so transferred.

     8. Market Stand-off Agreement. The Stockholder hereby agrees, to the extent requested by the managing underwriters in the initial public offering of the Company's capital stock, that, without the prior written consent of such managing underwriters, the Stockholder will not offer, sell, contract to sell, grant any option to purchase, make any short sale or otherwise dispose of, make a distribution of, or otherwise reduce the economic risk of owning any capital stock of the Company held by or on behalf of the Stockholder or beneficially owned by the Stockholder in accordance with the rules and regulations of the Securities and Exchange Commission for a period of up to 180 days after the date of the final prospectus relating to the Company's initial public offering. This restriction shall be binding on any transferee of shares from the Stockholder.

     9. Adjustment for Stock Split. All references to the number of Shares, the Purchase Price of the Shares in this Agreement shall be appropriately adjusted to reflect any stock split, stock dividend, combination, reclassification or the like applicable to the Shares which may be made by the Company after the date of this Agreement.

     10. Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth, this Agreement shall be binding upon the Stockholder and his or her heirs, executors, administrators, successors and assigns.

     11. Interpretation. Any dispute regarding the interpretation of this Agreement shall be submitted by the Stockholder or by the Company forthwith to the Company's Board of Directors which shall review such dispute at its next regular meeting. The resolution of such a dispute by the Board shall be final and binding on the Company and on the Stockholder.

     12. Governing Law; Severability. This Agreement shall be governed by and construed in accordance with the laws of the State of California, excluding that body of law pertaining to conflicts of law. Should any provision of this Agreement be determined by a court of law to be illegal or unenforceable, the other provisions shall nevertheless remain effective and shall remain enforceable.

     13. Notices. Any notice, demand, offer or request required or permitted to be given by either the Company or the Stockholder pursuant to the terms of this Agreement shall be in writing and shall be deemed effectively given the earlier of (i) when received, (ii) when delivered personally, (iii) one (1) business day after being delivered by facsimile (with receipt of appropriate confirmation),
(iv) one (1) business day after being deposited with an overnight courier service or (v) four (4) days after being deposited in the U.S. mail, First Class with postage prepaid, and addressed to the parties at the addresses provided to the Company (which the Company agrees to disclose to the other parties upon request) or such other address as a party may request by notifying the other in writing.

     14. Further Instruments. The parties agree to execute such further instruments and to take such further action as may be reasonably necessary to carry out the purposes and intent of this Agreement.

     15. Entire Agreement. This Agreement constitutes the entire agreement of the parties and supersedes in its entirety all prior undertakings and agreements of the Company and the Stockholder with respect to the subject matter hereof.

     16. Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same agreement.


                            [Signature Page Follows]

     By the Stockholder's signature below, the Stockholder represents that the Stockholder hereby accepts this Agreement subject to all of the terms and provisions thereof. The Stockholder has reviewed this Agreement in its entirety, has had an opportunity to obtain the advice of the Stockholder's own counsel prior to executing this Agreement and fully understands all provisions of this Agreement.

STOCKHOLDER                                 COMPANY
LITHIUM CORPORATION,                        PATHION, INC.,
a Nevada corporation                        a Delaware corporation


------------------------------------        ------------------------------------
Signature                                   Michael Liddle, CEO


------------------------------------        ------------------------------------
Print Name

Address: 5976 Lingering Breeze St.          Address: 16450 Los Gatos Blvd.,
         Las Vegas, NV 89148                         Suite 207
                                                     Los Gatos, CA 95032

                                    EXHIBIT J

                        COSTS TO BE REIMBURSED AT CLOSING

1.   BLM Maintenance Payments Scheduled for September 1, 2014

     a.   Fish Lake Valley $24,800

     b.   San Emidio $12,400

2.   BC Sugar Assessment Fees due November NN, 2014 $4,110

3. Further assessment & development fees on Fish Lake Valley, San Emidio and BC Sugar, not to exceed $8,690

                                      J-1